ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement ("Agreement") is entered into as of this 28th of October, 1998, by and between Music Technologies, Inc., a Michigan corporation ("Seller") and Muzak Limited Partnership, a Delaware limited partnership ("Buyer"). The parties hereby agree as follows:

                                    RECITALS

         A. Seller operates a Music Business throughout the United States. As used herein, the term "Music Business" includes the transmission of background, foreground and other forms of subscription music to commercial and industrial subscribers, and the installation and maintenance of equipment used in connection with such Services at subscriber premises (hereinafter collectively referred to as "Services").

         B. Subject to the terms and conditions of this Agreement, Buyer desires to purchase, and Seller desires to sell, certain of the assets of Seller used in the Music Business, and in connection with such purchase and sale, Buyer is willing to assume certain obligations as expressly set forth herein.

                                    AGREEMENT








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SALE AND PURCHASE OF ASSETS.


SALE OF ASSETS. AT THE CLOSING (AS DEFINED IN SECTION 4), ON THE TERMS AND SUBJECT TO THE CONDITIONS OF THIS AGREEMENT AND FOR THE CONSIDERATION SET FORTH HEREIN, SELLER SHALL SELL, CONVEY, ASSIGN, TRANSFER AND DELIVER TO BUYER, AND BUYER SHALL PURCHASE AND ACQUIRE FROM SELLER, THE FOLLOWING ASSETS OF SELLER USED IN THE MUSIC BUSINESS (THE "ASSETS"):


The tuners, tape play-back equipment, receivers, satellite equipment, amplifiers, speakers, and other equipment owned by Seller and installed on the premises of the Customers (as hereinafter defined).


All of Seller's rights in and to the agreements and contracts ("Customer Contracts") to furnish Services and associated equipment to subscribers and customers ("Customers") which will be listed on Schedule 1.1.2 to be delivered to Buyer immediately following satisfaction (or waiver) of the financing condition in Section 8.6. Copies of all Customer Contracts (with the exception of one Deferred Payment Contract (as hereinafter defined)) will be furnished to Buyer on November 15, 1998. The Customer Contracts include three national account contracts with locations to be installed upon expiration of existing contracts with competitors which will aggregate at least $46,000 in expected Recurring Monthly Billings (as hereinafter defined) once installations are complete (the "Deferred Payment Contracts").


All rights in and to the items of "Usable Inventory" of Seller used in the Music Business. Usable Inventory shall mean inventory which, after completion of its due diligence with respect to the inventory, Buyer determines in its sole discretion to be usable in either its present business or its business after the consummation of the transactions contemplated by this Agreement. Inventory which is not Usable Inventory shall be retained by Seller.


All rights in and to the satellite space segment contracts, the software licenses, and the Act Radio contract which are listed on Schedule 1.1.4 ("Satellite Contracts").


The equipment related to Seller's music and messaging distribution system which are listed on Schedule 1.1.5. (the "Distribution System Assets")


EXCLUDED ASSETS. SELLER SHALL NOT SELL, AND BUYER SHALL NOT ACQUIRE ANY INTEREST IN, ANY OF SELLER'S CASH, ACCOUNTS RECEIVABLE, ADVERTISING BUSINESS ASSETS, PERSONAL MEMORABILIA, PREPAID EXPENSES, OR ANY ASSETS NOT SET FORTH IN SECTION
1.1 (THE "EXCLUDED ASSETS"). THE EXCLUDED ASSETS SHALL REMAIN THE PROPERTY OF SELLER AND BUYER SHALL BE DEEMED TO HAVE NO RIGHT, DUTY, LIABILITY OR OTHER RESPONSIBILITY WITH RESPECT THERETO. ACCOUNTS RECEIVABLE INCLUDE BILLINGS (WHENEVER GENERATED) FOR SERVICES PROVIDED BY SELLER UP TO AND INCLUDING NOVEMBER 30, 1998.


ASSUMPTION OF OBLIGATIONS. IN CONNECTION WITH THE PURCHASE AND SALE OF THE ASSETS PURSUANT TO THIS AGREEMENT, BUYER SHALL ASSUME IN WRITING AT THE CLOSING ONLY THOSE OBLIGATIONS OF SELLER UNDER THE TERMS OF THE (I) CUSTOMER CONTRACTS AND (II) THE SATELLITE CONTRACTS AND (III) THE OBLIGATIONS DESCRIBED ON SCHEDULE
1.3 ("ASSUMED OBLIGATIONS"). BUYER IS OBLIGATED TO ASSUME AND PERFORM ALL OF SELLER'S OBLIGATIONS UNDER THE CUSTOMER CONTRACTS AND THE SATELLITE CONTRACTS FROM AND AFTER THE CLOSING DATE. NO OTHER LIABILITIES OR OBLIGATIONS OF ANY NATURE, WHETHER KNOWN OR UNKNOWN, FIXED OR CONTINGENT, ACCRUED OR UNACCRUED, SHALL BE ASSUMED BY BUYER IN CONNECTION WITH THE PURCHASE AND SALE OF THE ASSETS HEREUNDER, INCLUDING WITHOUT LIMITATION, ANY OBLIGATIONS OF SELLER TO PAY COMMISSIONS OR OTHER COMPENSATION TO ITS EMPLOYEES, SALESPERSONS AND AGENTS. ALL SUCH LIABILITIES AND OBLIGATIONS SHALL REMAIN THE RESPONSIBILITY OF SELLER.


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SALES AGENT AGREEMENT. AT ANY TIME AFTER THE CLOSING DATE (AS HEREINAFTER
DEFINED) AND 15 DAYS PRIOR TO THE "ADJUSTMENT DATE," WHICH IS 285 DAYS AFTER THE CLOSING DATE, SELLER MAY, AS AGENT FOR BUYER, AND ON THE TERMS AND CONDITIONS SET FORTH IN THIS SECTION 2, OFFER MUZAK(R) MUSIC AND ADJUNCT SERVICES FOR SALE TO THOSE CERTAIN POTENTIAL CUSTOMERS (THE "DESIGNATED CUSTOMERS") AGREED TO IN WRITING BY BUYER AND SELLER ON THE CLOSING DATE. ANY SUCH OFFER SHALL BE ON SUCH TERMS AS ARE APPROVED IN ADVANCE BY BUYER'S NATIONAL SALES COMMITTEE, WHICH APPROVAL SHALL NOT BE UNREASONABLY WITHHELD, CONDITIONED OR DELAYED. BUYER'S NATIONAL SALES COMMITTEE SHALL CONSIDER EACH SUCH OFFER IN GOOD FAITH AND IN ACCORDANCE WITH ITS PAST PRACTICES. IN THE EVENT THAT BUYER ENTERS INTO A SERVICES AGREEMENT WITH A DESIGNATED CUSTOMER BETWEEN THE CLOSING DATE AND THE ADJUSTMENT DATE (A "DESIGNATED CUSTOMER CONTRACT"), BUYER SHALL PAY TO SELLER ON THE ADJUSTMENT DATE IN CONSIDERATION OF SELLER'S MARKETING EFFORTS WITH RESPECT THERETO A SALES COMMISSION (THE "DESIGNATED CUSTOMER PAYMENT") EQUAL TO THIRTY TIMES THE EXPECTED RECURRING MONTHLY BILLINGS (AS DEFINED IN SECTION 3.3.1) UNDER THE DESIGNATED CUSTOMER CONTRACT, UNLESS SUCH DESIGNATED CUSTOMER CONTRACT REQUIRES NO PURCHASE OR INSTALLATION OF EQUIPMENT BY BUYER, IN WHICH CASE THE SALES COMMISSION SHALL BE FORTY-TWO TIMES THE EXPECTED RECURRING MONTHLY BILLINGS UNDER SUCH DESIGNATED CUSTOMER CONTRACT. SUCH SALES COMMISSIONS SHALL BE PAID IN ACCORDANCE WITH AND SUBJECT TO THE ADJUSTMENTS DESCRIBED IN SECTION
3.3.1 BELOW.


PURCHASE PRICE.

                  3.1 Consideration for Assets. The full consideration for the Assets shall be Fourteen Million Two Hundred Thousand Dollars ($14,200,000), plus the dollar value of the Usable Inventory (the "Purchase Price"), subject to adjustments to the Escrowed Funds (as hereinafter defined) pursuant to Section
3.3. Buyer shall pay the lower of Seller's cost or the fair market value for the Usable Inventory. For purposes of this paragraph, "fair market value" shall be net of any costs of reconditioning, and the cost of making the equipment compatible with Buyer's system. If the parties cannot agree on the dollar value of one or more items of Useable Inventory, such item(s) shall remain the property of Seller. At the Closing, subject to the terms and conditions of this Agreement, Buyer shall (a) pay to Seller Twelve Million Two Hundred Twenty Thousand Dollars ($12,220,000) (subject to the adjustment, if any, set forth in Section 3.1.1), plus the dollar value of the Usable Inventory, all by wire transfer of immediately available funds (the "Closing Payment"), (b) deposit Six Hundred Thousand Dollars ($600,000) in escrow (the "Escrowed Funds") with Pacific Northwest Title Company (or other mutually agreeable third party) as escrow agent (the "Escrow Agent") pursuant to an escrow agreement to be entered into among Buyer, Seller and the Escrow Agent substantially in the form of
Exhibit 3.1 for disbursement in accordance with Section 3.3 and (c) assume the Assumed Obligations.

                  3.1.1 Reduction in Amount of Closing Payment. In the event that between the date of this Agreement and the Closing Date, there is a cancellation or a notice of cancellation with respect to a Customer Contract, the Closing Payment shall be reduced by an amount equal to twenty-one (21) times the expected Recurring Monthly Billings which would have been earned under such cancelled contract but for such cancellation, but the maximum amount of any such reduction in the Closing Payment as a result of this Section 3.1.1 shall not exceed Six Hundred Thousand Dollars ($600,000).


DEFERRED PAYMENT. ON THE ADJUSTMENT DATE, BUYER SHALL PAY TO SELLER ONE MILLION THREE HUNDRED EIGHTY THOUSAND DOLLARS ($1,380,000) (THE "DEFERRED PAYMENT") BY WIRE TRANSFER OF IMMEDIATELY AVAILABLE FUNDS. IF ANY DEFERRED PAYMENT CONTRACT HAS NOT BEEN EXECUTED BY THE ADJUSTMENT DATE, THE DEFERRED PAYMENT SHALL BE REDUCED BY AN AMOUNT EQUAL TO 30 TIMES THE EXPECTED RECURRING MONTHLY BILLINGS FOR SUCH DEFERRED PAYMENT CONTRACT.

                  With respect to any Deferred Payment Contract which: (i) has not been executed by the Adjustment Date, or (ii) as to which a consent to assignment has not been obtained by the Adjustment Date, or (iii) as to which a notice of cancellation (the "Notice of Cancellation") has not been sent by the Customer cancelling its existing contracts with competing music providers, (hereinafter an "Undocumented Deferred Payment Contract"), Buyer will pay to Seller on each of the first three (3) annual anniversaries of the Closing Date the following amounts:


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         (i) On the first annual anniversary of the Closing Date, for each such
         Contract an amount equal to ten (10) times the Average Monthly Recurring Revenues earned by Buyer during the one (1) year period ending on such anniversary date with respect to each Undocumented Deferred Payment Contract;

         (ii) On the second annual anniversary of the Closing Date, for each such Contract an amount equal to twenty (20) times the Average Monthly Recurring Revenues with respect to each such Undocumented Deferred Payment Contract earned by Buyer during the two (2) year period ending on the second anniversary date, less amounts paid by Buyer to Seller with respect to such Contract under clause (i) above; and,

         (iii) On the third annual anniversary of the Closing Date, for each such Contract an amount equal to thirty (30) times the Average Monthly Recurring Revenues with respect to each such Undocumented Deferred Payment Contract earned by Buyer during the three (3) year period ending on such third anniversary date, less amounts paid by Buyer to Seller with respect to such Undocumented Deferred Payment Contract under clause (i) and (ii) above.

         If the Seller has obtained a signed agreement, a consent to assignment, and a copy of the Notice of Cancellation with respect to any Undocumented Deferred Payment Contract during the three (3) year period following the Closing Date, then at the time Seller obtains such signed agreement and consent, Buyer shall pay to Seller an amount equal to thirty (30) times the expected Recurring Monthly Billings with respect to that Contract, less any amounts paid by Buyer to Seller under clause
         (i) and/or (ii) above with respect to such Contract.


                  "Average Monthly Recurring Revenues" shall be computed on a contract-by-contract basis for each of the Undocumented Deferred Payment Contracts, and shall equal one-twelfth (1/12) of the total revenues from Recurring Monthly Billings earned by Buyer with respect to each such Undocumented Deferred Payment Contract during the twelve (12) month period preceding the date on which Average Monthly Recurring Revenues is computed.





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
ADJUSTMENT AMOUNT -- ESCROWED FUNDS.


At least fifteen (15) days prior to the Adjustment Date, Buyer shall deliver to Seller a statement (the "Adjustment Statement") setting forth the "Adjustment Amount" (as hereinafter defined). The Adjustment Amount shall be the total of
(i) all Designated Customer Payments plus (ii) the "Renegotiation Amount" (as hereinafter defined) minus the sum of (a) 42 times the expected Recurring Monthly Billings for all Customer Contracts cancelled by Customers during the Adjustment Period where such cancellations are not attributable to the actions of Buyer and (b) 30 times the expected Recurring Monthly Billings for all Deferred Payment Contracts cancelled by customers during the Adjustment Period where such cancellations are not attributable to the actions of Buyer. As used herein, "Recurring Monthly Billings" means the recurring monthly billings for Services and/or equipment, net of sales taxes, deriving from a customer contract. As used herein, the "Renegotiation Amount" shall be any increase in the Recurring Monthly Billings under any Customer Contract multiplied by 30 (if equipment needs to be provided) or 42 (if no equipment needs to be provided), where such increase (1) becomes effective between the date of this Agreement and the Adjustment Date and (2) has been approved by Buyer in its reasonable discretion prior to completion of its due diligence. The Adjustment Statement shall be final and binding on the parties unless, within thirty days after delivery of the Adjustment Statement, written notice is given by Seller to Buyer of Seller's objection thereto. During the thirty day period after Buyer's delivery to Seller of the Adjustment Statement, Buyer shall provide Seller with copies of any records Buyer used to determine the Adjustment Amount. If Seller does not provide Buyer written notice of objection to the Adjustment Amount, payments shall be made on the Adjustment Date as follows: (1) If the Adjustment Amount, as calculated above, is a positive number, such amount plus the Escrowed Funds shall be paid to Seller on the Adjustment Date. (2) If the Adjustment Amount, as calculated above, is a negative number in excess of negative $990,500, the difference between the negative number and negative $990,500 shall be paid to Buyer from the Escrowed Funds, with the balance of the Escrowed Funds remaining after such payment, if any, to be paid to Seller. Even if the negative number exceeds $990,500 by more than $600,000, the payment to the Buyer shall be limited to the value of $600,000. (3) If the Adjustment Amount, as calculated above, is a negative number that is less than negative $990,500, than the Escrowed Funds shall be paid to Seller. (4) If no adjustment is made, the Escrowed Funds shall be paid to Seller.


If notice of objection is given by Seller in accordance with Section 3.3.1, the parties shall consult with each other with respect to the objection. If the parties are unable to reach agreement within 30 days after the notice of objection has been given, the dispute shall be resolved by a firm of independent accountants of nationally recognized standing jointly selected by the parties, which resolution shall be final and binding on the parties. The Escrow Agent shall promptly disburse funds to the Seller and/or Buyer in accordance with the accountants' determination of the Adjustment Amount. The accountants shall not have been engaged by either party at any time within the past ten years. In the event that the accountants determine that the statement in question was substantially correct, the costs of the accountants shall be borne by Seller. If the accountants determine that the statement in question was not substantially correct, the costs of the accountants shall be borne by Buyer.


ALLOCATION OF PURCHASE PRICE. THE PURCHASE PRICE SHALL BE ALLOCATED AMONG THE ASSETS IN ACCORDANCE WITH SCHEDULE 3.4, AS SUBMITTED BY SELLER TO BUYER. THE PARTIES SHALL REPORT CONSISTENTLY WITH SUCH ALLOCATIONS ON ALL INCOME TAX RETURNS AND OTHER STATEMENTS, INCLUDING WITHOUT LIMITATION, FORM 8594, AND IN THE COURSE OF ANY TAX AUDIT, TAX REVIEW OR TAX LITIGATION RELATING THERETO.


CLOSING.


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CLOSING DATE. THE CLOSING OF THE PURCHASE AND SALE OF THE ASSETS (THE "CLOSING")
SHALL TAKE PLACE AT THE OFFICES OF SEYBURN, KAHN, GINN, BESS, DEITCH AND SERLIN, P.C., 2000 TOWN CENTER, SUITE 1500, SOUTHFIELD, MICHIGAN 48075 AT 2:00 P.M. EASTERN STANDARD TIME. ON NOVEMBER 30, 1998, OR AT SUCH OTHER PLACE, DATE OR
TIME AS BUYER AND SELLER MAY AGREE IN WRITING. THE CLOSING MAY BE EXTENDED BY EITHER PARTY UP TO AND UNTIL DECEMBER 7, 1998. IN ADDITION, THE CLOSING DATE SHALL BE AUTOMATICALLY EXTENDED UP TO AND UNTIL DECEMBER 23, 1998 IN ORDER FOR SELLER TO CONTINUE ITS EFFORTS TO OBTAIN THE REQUIRED CONSENTS FROM CUSTOMERS TO ASSIGN TO BUYER CUSTOMER CONTRACTS (IF SUCH REQUIRED CONSENTS HAVE NOT BEEN OBTAINED BY NOVEMBER 30). IF THE CLOSING DATE OCCURS AFTER NOVEMBER 30, BECAUSE:
(I) SELLER HAS NOT OBTAINED THE REQUIRED CONSENTS BY NOVEMBER 30; OR (II) BUYER IS NOT PREPARED TO DELIVER ITS DELIVERABLES SET FORTH IN SECTION 4.3 ON NOVEMBER 30, THEN ON THE CLOSING DATE (AS HEREINAFTER DEFINED), BUYER SHALL PAY TO SELLER INTEREST ON THE CLOSING PAYMENT AT THE PRIME RATE DETERMINED AND PUBLICLY QUOTED FROM TIME TO TIME BY BANK OF AMERICA NTS&A COMPUTED FROM NOVEMBER 30 TO THE CLOSING DATE. THE DATE OF THE CLOSING SHALL BE REFERRED TO HEREIN AS THE
"CLOSING DATE."


SELLER'S DELIVERIES TO BUYER AT CLOSING. AT THE CLOSING, SELLER SHALL DELIVER OR CAUSE TO BE DELIVERED TO BUYER:


A bill of sale substantially in the form of Exhibit 4.2.1, for the Assets (the "Bill of Sale");


An executed counterpart of an assumption agreement substantially in the form of
Exhibit 4.2.2 (the "Assumption Agreement");


An executed counterpart of the Escrow Agreement;


An executed counterpart of a non-compete agreement in favor of Buyer effective as of the Closing Date for a period of five years thereafter from each of Seller and Lorraine Golden substantially in the form of Exhibit 4.2.4 (the "Non-Compete Agreement");


An executed counterpart of an advertising agreement between the Seller and the Buyer, substantially in the form of Exhibit 4.2.5 (the "Advertising Agreement");


A copy of resolutions of the Board of Directors and shareholders of Seller authorizing consummation of the transactions contemplated by this Agreement, and a certificate of Seller's secretary or assistant secretary that such resolutions were duly adopted and are in full force and effect as of the Closing Date;


Tax and Secretary of State good standing certificates from the State of Michigan for Seller as of a date not earlier than five (5) business days before the Closing;


All third party consents (including consents from Customers with respect to Customer Contracts constituting at least $219,750 of expected Recurring Monthly Billings) (the "Required Consents");


Copies of notifications of cancellation of current music provider services under each Deferred Payment Contract (or, if such Notice of Cancellation has not been obtained by Seller, the Closing shall proceed and the procedure in Section 3.1.2 Deferred Payment shall be followed);


An opinion of counsel of Seyburn, Kahn, Ginn, Bess, Deitch and Serlin, P.C, in substantially the form of Exhibit 4.2.10;

                           4.2.11 An agreed upon list of Designated Customers as
contemplated by Section 2; and


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                           4.2.12 Such other documents and instruments as shall
be reasonably requested by Buyer to effect the transactions contemplated hereby.

         Simultaneously with such deliveries, Seller shall take such steps as are necessary to put Buyer in actual possession and/or control of the Assets.


BUYER'S DELIVERIES TO SELLER AT CLOSING. AT THE CLOSING, BUYER SHALL DELIVER OR CAUSE TO BE DELIVERED TO SELLER THE FOLLOWING INSTRUMENTS AND DOCUMENTS AGAINST DELIVERY OF THE ITEMS SPECIFIED IN SECTION 4.2:


An executed counterpart of the Assumption Agreement;


An executed counterpart of the Escrow Agreement;


An executed counterpart of the Non-Compete Agreement;


An executed counterpart of the Advertising Agreement;


An opinion of counsel of Heller Ehrman White & McAuliffe substantially in the form of Exhibit 4.3.5;


A copy of resolutions of the Board of Directors and shareholders of Buyer authorizing consummation of the transactions contemplated by this Agreement, and a certificate of Buyer's secretary or assistant secretary that such resolutions were duly adopted and are in full force and effect as of the Closing Date;


the Closing Payment;

                           4.3.8 An agreed upon list of Designated Customers as
contemplated by Section 2; and

                           4.3.9 Such other documents and instruments as shall
be reasonably requested by Seller to effect the transactions contemplated hereby.




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REPRESENTATIONS AND WARRANTIES OF SELLER. SELLER HEREBY REPRESENTS AND WARRANTS
TO BUYER THAT:


ORGANIZATION AND AUTHORITY. SELLER (A) IS A CORPORATION DULY ORGANIZED, VALIDLY EXISTING AND IN GOOD STANDING UNDER THE LAWS OF THE STATE OF MICHIGAN; (B) HAS ALL NECESSARY CORPORATE POWER TO OWN AND LEASE ITS PROPERTIES RELATING TO THE MUSIC BUSINESS, CARRY ON ITS MUSIC BUSINESS AS NOW BEING CONDUCTED AND ENTER INTO AND PERFORM THIS AGREEMENT; AND (C) IS QUALIFIED TO DO BUSINESS IN ALL JURISDICTIONS IN WHICH THE FAILURE TO SO QUALIFY WOULD HAVE A MATERIAL ADVERSE EFFECT ON ITS MUSIC BUSINESS OR FINANCIAL CONDITION.


AUTHORIZATION OF AGREEMENT; NO VIOLATION OF OTHER INSTRUMENTS.


The execution and delivery of this Agreement and the performance hereunder by Seller have been duly authorized by all necessary corporate action on the part of Seller and, assuming execution of this Agreement by Buyer, this Agreement will constitute a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.


Except for liens to be discharged at Closing and except for non-assignment covenants in certain Customer Contracts as set forth in Schedule 5.9, to be discharged or waived at or prior to Closing, neither the execution of this Agreement nor the performance hereof by Seller will (a) conflict with or result in any breach or violation of the terms of any decree, judgment, order, law or regulation of any court or other governmental body now in effect applicable to Seller; (b) conflict with, or result in, with or without the passage of time or the giving of notice, any breach of any of the terms, conditions and provisions of, or constitute a default under, or result in the creation of any lien, charge, or encumbrance upon any of the Assets pursuant to, any indenture, mortgage, lease, agreement or other instrument to which Seller is a party or by which it or any of the Assets are bound; (c) permit the acceleration of the maturity of any material indebtedness of Seller or of any other person secured by the Assets; or (d) violate or conflict with any provision of its Articles of Incorporation or Bylaws.


Except as set forth on Schedule 5.2.3, no consent, approval or authorization of, or declaration, filing or registration with, any third party or government or regulatory authority is required to be made or obtained by Seller in order to permit the execution, delivery or performance of this Agreement by Seller, or the consummation of the transactions contemplated by this Agreement.


STOCKHOLDERS. SCHEDULE 5.3 SETS FORTH A TRUE AND COMPLETE LIST OF ALL OF THE STOCKHOLDERS OF SELLER AND THEIR RESPECTIVE PERCENTAGE OWNERSHIP OF SELLER'S CAPITAL STOCK.


OWNERSHIP AND DELIVERY OF ASSETS. EXCEPT FOR LIENS LISTED ON THE ATTACHED
SCHEDULE 5.4 AND ANY LIENS FROM LANDLORDS OR CREDITORS OF SELLER'S CUSTOMERS, AND SUBJECT TO OBTAINING THE CUSTOMER CONSENTS LISTED IN SCHEDULE 5.9, SELLER IS THE TRUE AND LAWFUL OWNER OF THE ASSETS AND HAS ALL NECESSARY POWER AND AUTHORITY TO TRANSFER THE ASSETS TO BUYER FREE AND CLEAR OF ALL LIENS, CHARGES, EASEMENTS, SECURITY INTERESTS, MORTGAGES, CONDITIONAL SALE CONTRACTS, EQUITIES, RIGHTS OF WAY, COVENANTS, RESTRICTIONS, TITLE DEFECTS, OBJECTIONS, CLAIMS OR OTHER ENCUMBRANCES ("LIENS"). NO OTHER PERSON, INCLUDING ANY OFFICER, DIRECTOR, EMPLOYEE, OR SHAREHOLDER OF SELLER, WILL HAVE ON THE CLOSING DATE ANY DIRECT OR INDIRECT INTEREST IN ANY OF THE ASSETS. UPON DELIVERY TO BUYER OF THE BILL OF SALE AND OTHER INSTRUMENTS OF CONVEYANCE WITH RESPECT TO THE ASSETS ON THE CLOSING DATE, BUYER WILL ACQUIRE GOOD AND VALID TITLE TO THE ASSETS FREE AND CLEAR OF ALL LIENS. THE ASSETS INCLUDE ALL EQUIPMENT LOCATED ON THE CUSTOMERS' PREMISES AND USED IN CONNECTION WITH THE SERVICES.



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COMPLIANCE WITH LAW. TO THE BEST OF SELLER'S KNOWLEDGE, SELLER HOLDS ALL
LICENSES, PERMITS AND AUTHORIZATIONS NECESSARY FOR THE LAWFUL CONDUCT OF SELLER'S MUSIC BUSINESS WHEREVER CONDUCTED PURSUANT TO ALL APPLICABLE STATUTES, LAWS, ORDINANCES, RULES AND REGULATIONS OF ALL GOVERNMENTAL BODIES, AGENCIES AND SUBDIVISIONS HAVING, ASSERTING OR CLAIMING JURISDICTION OVER SELLER OR OVER ANY PART OF SELLER'S OPERATIONS, AND SELLER IS NOT IN MATERIAL VIOLATION THEREOF.


TAXES. ALL TAX RETURNS AND REPORTS WITH RESPECT TO SELLER REQUIRED BY LAW TO BE FILED UNDER THE LAWS OF ANY JURISDICTION, DOMESTIC OR FOREIGN, HAVE BEEN DULY AND TIMELY FILED AND ALL TAXES, FEES OR OTHER GOVERNMENTAL CHARGES OF ANY NATURE WHICH WERE REQUIRED TO HAVE BEEN PAID HAVE BEEN PAID OR PROVIDED FOR. SELLER HAS NO KNOWLEDGE OF ANY UNPAID TAXES OR ANY ACTUAL OR THREATENED ASSESSMENT OF DEFICIENCY OR ADDITIONAL TAX OR OTHER GOVERNMENTAL CHARGE OR A BASIS FOR SUCH A CLAIM AGAINST SELLER. SELLER HAS NO KNOWLEDGE OF ANY TAX AUDIT OF SELLER BY ANY TAXING OR OTHER AUTHORITY IN CONNECTION WITH ANY OF ITS FISCAL YEARS, NOR ANY KNOWLEDGE OF ANY SUCH AUDIT CURRENTLY PENDING OR THREATENED AGAINST SELLER, AND THERE ARE NO TAX LIENS ON ANY OF THE PROPERTIES OF SELLER, NOR HAVE ANY SUCH LIENS BEEN THREATENED.


LITIGATION. EXCEPT AS SET FORTH ON SCHEDULE 5.7, NEITHER SELLER NOR ANY OFFICER, DIRECTOR, SHAREHOLDER, EMPLOYEE OR AGENT OF SELLER IS A PARTY TO ANY PENDING OR, TO THE BEST KNOWLEDGE OF SELLER, THREATENED, ACTION, SUIT, PROCEEDING OR INVESTIGATION FOR OR BY ANY COURT OR OTHER GOVERNMENTAL BODY THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON: THE ASSETS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT; NOR, TO THE BEST KNOWLEDGE OF SELLER, DOES ANY BASIS EXIST FOR ANY SUCH ACTION, SUIT, PROCEEDING OR INVESTIGATION. EXCEPT AS SET FORTH ON SCHEDULE 5.7, SELLER IS NOT SUBJECT TO ANY DECREE, JUDGMENT, OR ORDER OF ANY COURT OR OTHER GOVERNMENTAL BODY THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON THE CONDITION, FINANCIAL OR OTHERWISE, OF THE ASSETS, LIABILITIES, BUSINESS, PROSPECTS OR RESULTS OF OPERATIONS OF SELLER RELATING TO THE MUSIC BUSINESS OR WHICH COULD PREVENT OR LIMIT THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.


BROKERS AND FINDERS. EXCEPT FOR THE FEE PAYABLE BY SELLER AT THE CLOSING TO WILLIAM WALLACE OF EQUITY PARTNERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND SET FORTH ON SCHEDULE 5.8, NEITHER THE SELLER NOR ANY DIRECTOR, OFFICER, EMPLOYEE OR AGENT OF SELLER HAS ANY LIABILITY OR OBLIGATION TO PAY ANY FEES OR COMMISSIONS TO ANY BROKER, FINDER, INVESTMENT BANKER, OR AGENT WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT FOR WHICH BUYER COULD BECOME LIABLE OR OBLIGATED.


CONTRACTS. THE CONTRACTS AND AGREEMENTS TO BE LISTED ON SCHEDULE 1.1.2 CONSTITUTE ALL OF THE CUSTOMER CONTRACTS OF SELLER IN CONNECTION WITH THE MUSIC BUSINESS. EXCEPT AS SET FORTH ON SCHEDULE 5.9 (TO BE DELIVERED TO BUYER IMMEDIATELY FOLLOWING SATISFACTION (OR WAIVER) OF THE FINANCING CONDITION IN
SECTION 8.6), NEITHER SELLER NOR, TO THE BEST OF SELLER'S KNOWLEDGE, ANY OTHER PARTY TO THE CUSTOMER CONTRACTS OR SATELLITE CONTRACTS IS IN DEFAULT IN PERFORMANCE OF OR NOT IN COMPLIANCE WITH ANY MATERIAL PROVISIONS OF SUCH CUSTOMER CONTRACTS OR THE SATELLITE CONTRACTS. SELLER HAS NO KNOWLEDGE OF ANY INTENT BY ANY OTHER PARTY NOT TO PERFORM ITS OBLIGATIONS UNDER ANY SUCH CONTRACT. EXCEPT AS SET FORTH ON SCHEDULE 5.9, SELLER HAS THE RIGHT TO ASSIGN ALL CUSTOMER CONTRACTS AND SATELLITE CONTRACTS TO BUYER PURSUANT TO THIS AGREEMENT AND NEITHER THE ASSIGNMENT OF SUCH CUSTOMER CONTRACTS AND SATELLITE CONTRACTS NOR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT PERMITS, OR TO THE BEST KNOWLEDGE OF SELLER, WOULD LEAD ANY PARTY TO SUCH CUSTOMER CONTRACT OR SATELLITE CONTRACT TO TERMINATE OR ALTER SUCH CONTRACT.


USABLE INVENTORY. TO THE BEST OF SELLER'S KNOWLEDGE, THE USABLE INVENTORY IS IN GOOD CONDITION AND IS OF A QUALITY USEABLE AND SALEABLE IN ACCORDANCE WITH GOOD BUSINESS PRACTICE, AND ANY ADDITIONAL ITEMS OF INVENTORY TO BE PURCHASED PURSUANT TO THIS AGREEMENT WILL BE IN GOOD CONDITION AND OF A QUALITY USEABLE AND SALEABLE IN ACCORDANCE WITH GOOD BUSINESS PRACTICE.


DISTRIBUTION SYSTEM ASSETS. THE SATELLITE CONTRACTS AND DISTRIBUTION SYSTEM ASSETS CONSTITUTES ALL OF THE ASSETS NECESSARY TO OPERATE SELLER'S MUSIC AND MESSAGING DISTRIBUTION SYSTEM AS CURRENTLY OPERATED WHEN USED IN CONJUNCTION WITH THE ASSETS DESCRIBED IN SECTION 1.1.1 OF THIS AGREEMENT.

ADVANCE PAYMENTS. SELLER HAS NOT RECEIVED ANY ADVANCE PAYMENTS AGAINST THE CUSTOMER CONTRACTS.


ASCAP/BMI ROYALTIES. SELLER IS CURRENT ON ALL OF ITS ROYALTY PAYMENTS TO ASCAP AND BMI.


TOTAL ASSETS. THE LAST REGULARLY PREPARED BALANCE SHEET OF SELLER PROVIDES THAT THE TOTAL ASSETS OF SELLER ARE LESS THAN TEN MILLION DOLLARS ($10,000,000). THE TOTAL ASSETS OF SELLER, INCLUDING ANY "PERSON" (AS THAT TERM IS DEFINED IN 16 C.F.R. SS. 801.1(A), A REGULATION PROMULGATED PURSUANT TO THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976) WITHIN SELLER, ARE LESS THAN TEN MILLION DOLLARS ($10,000,000).


REPRESENTATIONS AND WARRANTIES OF BUYER. BUYER HEREBY REPRESENTS AND WARRANTS TO SELLER THAT:


ORGANIZATION AND AUTHORITY. BUYER IS A LIMITED PARTNERSHIP DULY ORGANIZED, VALIDLY EXISTING AND IN GOOD STANDING UNDER THE LAWS OF THE STATE OF DELAWARE. BUYER HAS ALL NECESSARY POWER AND AUTHORITY TO ENTER INTO AND PERFORM THIS AGREEMENT.


AUTHORIZATION OF AGREEMENT; NO VIOLATION OF OTHER INSTRUMENTS.


The execution and delivery of this Agreement and the performance hereunder by Buyer have been duly authorized by all necessary action on the part of Buyer and, assuming execution of this Agreement by Seller, this Agreement will constitute a legal, valid and binding obligation of Buyer.


Neither the execution of this Agreement nor the performance hereof by Buyer will
(a) conflict with or result in the breach or violation of the terms of any decree, judgment, order, law or regulation of any court or other governmental body now in effect applicable to Buyer; or (b) conflict with, or result in, with or without the passage of time or the giving of notice, any breach of any of the terms, conditions and provisions of, or constitute a default under, any indenture, mortgage, lease, agreement or other instrument to which Buyer is a party or by which it is bound.


No consent, approval or authorization of, or declaration, filing or registration with, any third party or governmental or regulatory authority is required to be made or obtained by Buyer in order to permit the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated by this Agreement, except as shall have been made or obtained at the Closing.


BROKERS AND FINDERS. NEITHER BUYER NOR ANY SHAREHOLDER, DIRECTOR, OFFICER, EMPLOYEE OR AGENT OF BUYER HAS RETAINED ANY BROKER, FINDER, AGENT OR INVESTMENT BANKER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.


BUYER'S DUE DILIGENCE. BUYER'S DUE DILIGENCE SHALL PROCEED IN TWO STAGES. FIRST, BY NOVEMBER 15, 1998 (PROVIDED THAT ALL REASONABLY REQUESTED MATERIALS HAVE BEEN PROVIDED ON A TIMELY BASIS), BUYER SHALL COMPLETE ITS DUE DILIGENCE TO CONFIRM THE TRUTH AND ACCURACY OF SELLER'S REPRESENTATIONS AND WARRANTIES UNDER THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION
5.9 OF THIS AGREEMENT AS THEY RELATE TO CUSTOMER CONTRACTS, AND TO CONFIRM THAT THE ECONOMIC TERMS UNDER THE SATELLITE CONTRACTS ARE ACCEPTABLE TO BUYER IN ITS REASONABLE DISCRETION. SUCH DUE DILIGENCE SHALL BE CONDUCTED OFFSITE, OR IF ON MTI'S SITE, THEN AFTER BUSINESS HOURS, AND, IN ANY EVENT, IN SUCH A MANNER AS TO PROTECT THE CONFIDENTIALITY OF THIS AGREEMENT AND THE PROPOSED TRANSACTION (SOFTWARE LICENSE AGREEMENTS SHALL BE DELIVERED TO BUYER DURING THE FIRST DUE DILIGENCE PERIOD WITH REDACTED VENDOR NAMES; SATELLITE CONTRACTS SHALL BE DELIVERED TO BUYER DURING THE FIRST DUE DILIGENCE PERIOD WITH THE AMOUNT OF FEES AND OTHER PAYMENTS REDACTED).

                  Second, between November 17, 1998 and November 22, 1998 (provided that all reasonably requested materials have been provided on a timely basis), Buyer shall complete its due diligence with respect to the Customer Contracts (the "Contract Due Diligence"). With respect to the Contract Due Diligence, Buyer's due diligence shall be conducted solely to confirm: (1). that the Customer Contracts (excluding the Deferred Payment Contracts) represent at least $293,000 in expected Recurring Monthly Billings, and that the Deferred Payment Contracts represent at least $46,000 in expected Recurring Monthly Billings; (2) except for two Customer Contracts (the "Excluded Contracts"), that the average remaining term for the Customer Contracts taken as a whole and weighted by number of sites is at least 3.2 years and the average rate for the Customer Contracts taken as a whole and weighted by the number of sites is at least $34.00; (3) that the economic terms of the Excluded Contracts are acceptable to Buyer in its reasonable discretion; (4) that the representations and warranties contained in Section 5.9 are true and accurate; and (5) there are no terms in the redacted Customer Contracts which in Buyer's reasonable discretion materially and adversely affect the accuracy of items (2), (4) or (5) on Schedule 1.1.2.

CONDITIONS TO THE OBLIGATIONS OF BUYER. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH HEREIN OR AS CONTEMPLATED BY THIS AGREEMENT, ALL OBLIGATIONS OF BUYER UNDER THIS AGREEMENT ARE SUBJECT TO THE FULFILLMENT, PRIOR TO OR AT THE CLOSING DATE OF EACH OF THE FOLLOWING CONDITIONS:


REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT SHALL BE DEEMED TO HAVE BEEN MADE AGAIN AT AND AS OF THE CLOSING DATE AND SHALL THEN BE TRUE IN ALL RESPECTS.


COVENANTS PERFORMED BY SELLER. EACH OF THE OBLIGATIONS OF SELLER TO BE PERFORMED ON OR BEFORE THE CLOSING DATE PURSUANT TO THE TERMS OF THIS AGREEMENT SHALL HAVE BEEN DULY PERFORMED.


NO ACTION TO PREVENT COMPLETION. THERE SHALL NOT HAVE BEEN INSTITUTED AND BE CONTINUING OR THREATENED ANY CLAIM, ACTION OR PROCEEDING THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON THE CONDITION, FINANCIAL OR OTHERWISE, OF THE ASSETS, NOR SHALL THERE HAVE BEEN INSTITUTED AND BE CONTINUING OR THREATENED ANY SUCH CLAIM, ACTION OR PROCEEDING TO RESTRAIN, PROHIBIT OR INVALIDATE, OR TO OBTAIN DAMAGES IN RESPECT OF, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR WHICH MIGHT AFFECT THE RIGHT OF BUYER AFTER THE CLOSING DATE TO OWN THE ASSETS.


CONSENTS. SELLER AND BUYER SHALL HAVE RECEIVED ALL PERMITS AND AUTHORIZATIONS NECESSARY FOR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. SELLER SHALL HAVE RECEIVED THE REQUIRED CONSENTS TO ASSIGN THE CUSTOMER CONTRACTS AND SATELLITE CONTRACTS FROM ALL OF THE PARTIES LISTED IN
SCHEDULE 5.9 AND SHALL HAVE OBTAINED A RENEWAL OF THE G-STAR 4 SATELLITE CONTRACT WITH A TERM EXTENDING TO APPROXIMATELY JULY 15, 2002.


TAX ON PRIOR SALES AND ACTIVITIES. SELLER SHALL HAVE DELIVERED TO BUYER A LETTER FROM THE STATE OF MICHIGAN ADVISING BUYER THAT ALL OF SELLER'S REQUIRED TAX FILINGS HAVE BEEN MADE.


ACQUISITION FINANCING. BY NOVEMBER 15, 1998, BUYER SHALL HAVE OBTAINED: (I) A WRITTEN COMMITMENT FROM A LENDER TO FINANCE THE ACQUISITION OF THE ASSETS OR WAIVED ITS RIGHT TO CONDITION ITS PERFORMANCE UNDER THIS AGREEMENT TO SUCH COMMITMENT, AND (II) A LETTER FROM CENTER PARTNERS COMMITTING TO PROVIDE UP TO $2.0 MILLION OF FUNDS FOR THE BENEFIT OF BUYER AT CLOSING TO COVER ANY SHORTFALL BETWEEN THE FINANCING COMMITMENT DESCRIBED IN (I) AND THE CLOSING PAYMENT, AND SELLER SHALL HAVE APPROVED SUCH FINANCING COMMITMENT AND CENTER PARTNERS' LETTER IN ITS SOLE DISCRETION WITHIN TWENTY-FOUR (24) HOURS FROM THE TIME IT RECEIVES SUCH FINANCING COMMITMENT AND CENTER PARTNERS LETTER.


DUE DILIGENCE. BUYER SHALL HAVE COMPLETED AND BE SATISFIED WITH, IN ITS REASONABLE DISCRETION, ITS DUE DILIGENCE AS DESCRIBED IN SECTION 7 OF THIS AGREEMENT.


DELIVERY OF CLOSING DOCUMENTS. SELLER SHALL HAVE DELIVERED TO BUYER AT THE CLOSING THE CLOSING DOCUMENTS REQUIRED TO BE DELIVERED PURSUANT TO SECTION 4.2 IN FORM AND SUBSTANCE SATISFACTORY TO BUYER AND ITS COUNSEL.


DEFERRED PAYMENT CONTRACTS. SELLER SHALL HAVE DELIVERED TO BUYER A LIST IDENTIFYING THE DEFERRED PAYMENT CONTRACTS, THE MONTHLY RECURRING REVENUES AND THE EXPIRATION DATES OF ALL MUSIC/ADVERTISING SERVICE CONTRACTS BETWEEN THE CUSTOMERS THEREUNDER AND THIRD PARTIES.

CANCELLATION OF CUSTOMER CONTRACTS. THERE SHALL HAVE BEEN NO CANCELLATION, NOTICE OF CANCELLATION, OR ANY OTHER EVENT THAT WOULD REASONABLY RESULT IN THE CANCELLATION, OF ANY CUSTOMER CONTRACT WHICH WOULD RESULT IN A REDUCTION OF THE CLOSING PAYMENT UNDER SECTION 3.1.1 BY MORE THAN SIX HUNDRED THOUSAND DOLLARS ($600,000).


CONDITIONS TO THE OBLIGATIONS OF SELLER. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH HEREIN, ALL OBLIGATIONS OF SELLER UNDER THIS AGREEMENT ARE SUBJECT TO THE FULFILLMENT AND SATISFACTION, PRIOR TO OR AT THE CLOSING, AS THE CASE MAY BE, OF EACH OF THE FOLLOWING CONDITIONS:


REPRESENTATIONS AND WARRANTIES TRUE AT THE CLOSING. THE REPRESENTATIONS AND WARRANTIES OF BUYER CONTAINED IN THIS AGREEMENT SHALL BE DEEMED TO HAVE BEEN MADE AGAIN AT AND AS OF THE CLOSING DATE.


COVENANTS PERFORMED BY BUYER. EACH OF THE OBLIGATIONS OF BUYER TO BE PERFORMED ON OR BEFORE THE CLOSING DATE PURSUANT TO THE TERMS OF THIS AGREEMENT SHALL HAVE BEEN DULY PERFORMED.


NO ACTION TO PREVENT COMPLETION. THERE SHALL NOT HAVE BEEN INSTITUTED AND BE CONTINUING OR THREATENED ANY ACTION OR PROCEEDING BY OR BEFORE ANY COURT OR OTHER GOVERNMENTAL BODY TO RESTRAIN, PROHIBIT OR INVALIDATE, OR TO OBTAIN DAMAGES IN RESPECT OF, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.


DELIVERY OF CLOSING DOCUMENTS. BUYER SHALL HAVE DELIVERED TO SELLER AT THE CLOSING THE CLOSING DOCUMENTS REQUIRED TO BE DELIVERED PURSUANT TO SECTION 4.3 IN FORM AND SUBSTANCE SATISFACTORY TO SELLER AND ITS COUNSEL.


ACQUISITION FINANCING. BY NOVEMBER 15, 1998, BUYER SHALL HAVE OBTAINED: (I) A WRITTEN COMMITMENT FROM A LENDER TO FINANCE THE ACQUISITION OF THE ASSETS OR WAIVED ITS RIGHT TO CONDITION ITS PERFORMANCE UNDER THIS AGREEMENT TO SUCH COMMITMENT, AND (II) A LETTER FROM CENTER PARTNERS COMMITTING TO PROVIDE UP TO $2.0 MILLION OF FUNDS FOR THE BENEFIT OF BUYER AT CLOSING TO COVER ANY SHORTFALL BETWEEN THE FINANCING COMMITMENT DESCRIBED IN (I) AND THE CLOSING PAYMENT, AND SELLER SHALL HAVE APPROVED SUCH FINANCING COMMITMENT AND CENTER PARTNERS' LETTER IN ITS SOLE DISCRETION WITHIN TWENTY-FOUR (24) HOURS FROM THE TIME IT RECEIVES SUCH FINANCING COMMITMENT AND CENTER PARTNERS LETTER.


CANCELLATION OF CUSTOMER CONTRACTS. THERE SHALL HAVE BEEN NO CANCELLATION, NOTICE OF CANCELLATION, OR ANY OTHER EVENT THAT WOULD REASONABLY RESULT IN THE CANCELLATION, OF ANY CUSTOMER CONTRACT WHICH WOULD RESULT IN A REDUCTION OF THE CLOSING PAYMENT UNDER SECTION 3.1.1 BY MORE THAN SIX HUNDRED THOUSAND DOLLARS ($600,000).

COVENANTS OF SELLER.  SELLER COVENANTS AS FOLLOWS:


ACCESS TO PROPERTIES AND RECORDS. THROUGHOUT THE PERIOD BETWEEN THE DATE OF THIS AGREEMENT AND THE CLOSING DATE, SELLER SHALL GIVE TO BUYER AND BUYER'S AUTHORIZED REPRESENTATIVES FULL ACCESS, DURING NORMAL BUSINESS HOURS, IN SUCH A MANNER AS NOT TO UNDULY DISRUPT THE BUSINESS ACTIVITIES OF SELLER, TO ANY AND ALL OF THE ASSETS. SELLER SHALL ALSO PROVIDE COPIES OR EXTRACTS OF DOCUMENTS AND RECORDS RELATED TO THE ASSETS AS BUYER REASONABLY MAY REQUEST.


CONDUCT OF BUSINESS PRIOR TO CLOSING. BETWEEN THE DATE OF THIS AGREEMENT AND THE CLOSING, AND EXCEPT AS OTHERWISE CONSENTED TO OR APPROVED BY AN OFFICER OF BUYER IN WRITING OR AS REQUIRED BY THIS AGREEMENT:


Seller's Music Business shall be operated in the ordinary course consistent with past practices and in a normal businesslike fashion (including its normal accounts receivable practice). Seller shall use its best efforts to preserve and maintain its goodwill, including relationships with employees, suppliers and customers of its Music Business.


Seller shall not take any action which would cause any material change in any of the items and matters covered by the representations and warranties set forth in
Section 5.


Advise of Adverse Developments. Seller shall promptly advise Buyer in writing of all significant adverse matters concerning the Assets.


SATISFACTION OF CONDITIONS. SELLER SHALL IN GOOD FAITH PROCEED TO TAKE OR CAUSE TO BE TAKEN ALL ACTIONS WITHIN ITS POWER NECESSARY TO SATISFY ALL CONDITIONS TO ITS OBLIGATIONS TO CLOSE AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

                  10.4 Third Party Consents. Seller, without being compelled to spend a material amount of money, shall make its best efforts to obtain all third party consents required by this Agreement provided that Buyer assists Seller as reasonably requested by Seller.


COVENANTS OF BUYER.  BUYER COVENANTS TO SELLER AS FOLLOWS:


SATISFACTION OF CONDITIONS. BUYER SHALL IN GOOD FAITH PROCEED TO TAKE OR CAUSE TO BE TAKEN ALL ACTIONS WITHIN ITS POWER NECESSARY TO SATISFY ALL CONDITIONS TO ITS OBLIGATIONS TO CLOSE AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

                  11.2 Financing Commitment. Buyer shall use commercially reasonable efforts to obtain the financing commitment described in Section 8.6.

INDEMNITY.


SELLER'S INDEMNITY. SELLER SHALL INDEMNIFY AND HOLD HARMLESS BUYER AND BUYER'S DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS FROM AND AGAINST ANY AND ALL LOSSES, COSTS, EXPENSES, LIABILITIES, OBLIGATIONS, CLAIMS, DEMANDS, CAUSES OF ACTION, SUITS, SETTLEMENTS AND JUDGMENTS OF EVERY NATURE, INCLUDING THE COSTS AND EXPENSES ASSOCIATED THEREWITH AND REASONABLE ATTORNEYS' AND WITNESS FEES INCURRED ("BUYER'S DAMAGES") WHICH ARISE OUT OF (A) THE BREACH BY SELLER OF ANY REPRESENTATION OR WARRANTY MADE BY SELLER IN THIS AGREEMENT, OR ANY THIRD-PARTY ALLEGATION THEREOF; (B) THE NON-PERFORMANCE, PARTIAL OR TOTAL, OF ANY COVENANT MADE BY SELLER IN THIS AGREEMENT, OR ANY THIRD-PARTY ALLEGATION THEREOF; (C) THE CONDUCT OF THE MUSIC BUSINESS BY SELLER PRIOR TO THE CLOSING; OR (D) ANY OTHER LIABILITY OR OBLIGATION OF SELLER THAT IS NOT SPECIFICALLY INCLUDED IN THE ASSUMED OBLIGATIONS.


BUYER'S INDEMNITY. BUYER SHALL INDEMNIFY AND HOLD HARMLESS SELLER AND SELLER'S DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS FROM AND AGAINST ANY AND ALL LOSSES, COSTS, EXPENSES, LIABILITIES, OBLIGATIONS, CLAIMS, DEMANDS, CAUSES OF ACTION, SUITS, SETTLEMENTS AND JUDGMENTS OF EVERY NATURE, INCLUDING THE COSTS AND EXPENSES ASSOCIATED THEREWITH AND REASONABLE ATTORNEYS' AND WITNESS FEES INCURRED ("SELLER'S DAMAGES" AND WHEN USED TOGETHER WITH OR IN THE ALTERNATIVE TO BUYER'S DAMAGES, "DAMAGES"), WHICH ARISE OUT OF (A) THE BREACH BY BUYER OF ANY REPRESENTATION OR WARRANTY MADE BY BUYER IN THIS AGREEMENT; (B) THE NON-PERFORMANCE, PARTIAL OR TOTAL, OF ANY COVENANT MADE BY BUYER IN THIS AGREEMENT; OR ANY THIRD PARTY ALLEGATION THEREOF OR (C) EVENTS ARISING IN THE MUSIC BUSINESS OF SELLER TRANSFERRED TO BUYER AFTER THE CLOSING NOT DIRECTLY RELATED TO EVENTS OCCURRING PRIOR TO THE CLOSING.


LIMITATION ON INDEMNITY. EACH PARTY'S INDEMNIFICATION OBLIGATIONS HEREUNDER SHALL BE LIMITED TO ONE MILLION DOLLARS ($1,000,000), EXCEPT WITH RESPECT TO BREACHES BY SELLER OF THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTIONS 5.3, 5.4 AND/OR 5.6 (AS TO WHICH BREACHES SELLER'S LIABILITY SHALL BE UNLIMITED). ESCROWED FUNDS SHALL NOT BE USED BY EITHER PARTY TO SATISFY ITS RESPECTIVE INDEMNIFICATION OBLIGATIONS. EACH PARTY'S RIGHT TO SEEK INDEMNIFICATION FROM THE OTHER PARTY WITH RESPECT TO CUSTOMER CONTRACTS SHALL TERMINATE ONE YEAR AFTER THE CLOSING DATE, AND EACH PARTY'S RIGHT TO SEEK INDEMNIFICATION FROM THE OTHER PARTY WITH RESPECT TO DESIGNATED CUSTOMER CONTRACTS SHALL TERMINATE ONE YEAR AFTER THE ADJUSTMENT DATE.


PROCEDURE. ALL CLAIMS FOR INDEMNIFICATION BY A PARTY UNDER THIS SECTION 12 (THE PARTY CLAIMING INDEMNIFICATION AND THE PARTY AGAINST WHOM SUCH CLAIMS ARE ASSERTED BEING HEREINAFTER CALLED THE "INDEMNIFIED PARTY" AND THE "INDEMNIFYING PARTY", RESPECTIVELY) SHALL BE ASSERTED AND RESOLVED AS FOLLOWS:

In the event that any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, such Indemnified Party shall, promptly but in any event within 30 days of the receipt thereof, give notice (the "Claim Notice") to the Indemnifying Party of such claim or demand, specifying the nature of and specific basis for such claim or demand and the amount or the estimated amount thereof to the extent then feasible, which estimate shall not be binding upon the Indemnifying Party in its effort to collect the final amount of such claim or demand. To the extent the Indemnifying Party is prejudiced thereby, the failure to so notify the Indemnifying Party of any such claims or action shall relieve the Indemnifying Party from liability that it may have to the Indemnified Party under the indemnification provisions contained in this Section 12, but only to the extent of the actual loss incurred, and shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party otherwise than under this Section 12. In any case, if any such actions shall be brought against the Indemnified Party and the Indemnified Party shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to assume the defense thereof at its own expense with counsel reasonably acceptable to the Indemnified Party. If the Indemnifying Party does not assume such defense by written notice to the Indemnified Party within 15 days of a request from the Indemnified Party to the Indemnifying Party asking if it intends to assume such defense, the Indemnified Party shall, in its sole discretion, conduct such defense with counsel of its choice. If the Indemnifying Party assumes the defense, the Indemnified Party shall be entitled to participate in the defense at its expense. The settlement of any claim hereunder by the Indemnifying Party may only be made upon the prior approval by the Indemnified Party of the terms of the settlement, which approval shall not be unreasonably withheld. If the Indemnifying Party has assumed the defense of a claim in accordance with this Section 12.3(a), the Indemnified Party shall not settle the claim except with the written consent of the Indemnifying Party or upon the waiver of any claim for indemnity hereunder with respect to such claim.


If requested by the Indemnifying Party, the Indemnified Party agrees, at the Indemnifying Party's expense, to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand that the Indemnifying Party elects to contest, or, if appropriate and related to the claim in question, in making any counterclaim against the Person asserting the third party claim or demand, or any cross-complaint against any Person other than an affiliate of the Indemnified Party.


If any Indemnified Party should have a claim against the Indemnifying Party hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party disputes such claim, such dispute shall be resolved in accordance with Section 15.11.


INSURANCE. IN DETERMINING THE AMOUNT OF ANY BUYER'S OR SELLER'S DAMAGES, THERE SHALL BE DEDUCTED THEREFROM THE AMOUNT OF INSURANCE PROCEEDS COLLECTED IN RESPECT THEREOF NET OF ALL COST TO OBTAIN SUCH PROCEEDS AND ANY ADDITIONAL COSTS INCURRED OR TO BE INCURRED THROUGH RETROSPECTIVE PREMIUM ADJUSTMENTS OR OTHERWISE ON ACCOUNT OF THE COLLECTION THEREOF.


TERMINATION.


MUTUAL AGREEMENT. THIS AGREEMENT MAY BE TERMINATED AND ABANDONED AT ANY TIME PRIOR TO THE CLOSING DATE BY THE WRITTEN AGREEMENT OF SELLER AND BUYER.


TERMINATION BY BUYER. EXCEPT IF SUCH FAILURE TO CLOSE OR TO SATISFY CONDITIONS IS DUE TO A BREACH BY BUYER OF ITS OBLIGATIONS UNDER THIS AGREEMENT, THIS AGREEMENT MAY BE TERMINATED BY BUYER IF THE CLOSING DATE HAS NOT OCCURRED BY NOVEMBER 30, 1998 (OR BY DECEMBER 23, 1998, IF THE CLOSING DATE IS EXTENDED PURSUANT TO SECTION 4 OF THIS AGREEMENT), OR IF ON THE CLOSING DATE THE CONDITIONS SET FORTH IN SECTION 8 SHALL NOT HAVE BEEN MET BY SELLER OR WAIVED BY BUYER.

TERMINATION BY SELLER. EXCEPT IF FAILURE TO CLOSE OR TO SATISFY CONDITIONS IS DUE TO A BREACH BY SELLER OF ITS OBLIGATIONS UNDER THIS AGREEMENT, THIS AGREEMENT MAY BE TERMINATED BY SELLER IF THE CLOSING DATE HAS NOT OCCURRED BY NOVEMBER 30, 1998 (OR BY DECEMBER 7, 1998, IF THE CLOSING DATE IS EXTENDED PURSUANT TO SECTION 4 OF THIS AGREEMENT) OR IF ON THE CLOSING DATE THE CONDITIONS SET FORTH IN SECTION 9 SHALL NOT HAVE BEEN MET BY BUYER OR WAIVED BY SELLER.


CONFIDENTIALITY AND EFFECT OF TERMINATION. IN THE EVENT THAT THIS AGREEMENT IS TERMINATED IN ACCORDANCE HEREWITH, (A) EACH OF THE PARTIES SHALL RETURN (WITHOUT RETAINING COPIES) ALL DOCUMENTS AND PAPERS CONTAINING CONFIDENTIAL INFORMATION (INCLUDING TECHNICAL INFORMATION, CUSTOMER LISTS, FINANCIAL DATA AND ANY SIMILAR INFORMATION DEVELOPED BY ANOTHER PARTY PURSUANT TO THIS AGREEMENT OR IN CONTEMPLATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT) AND SHALL NEITHER USE NOR DISCLOSE ANY SUCH INFORMATION, EXCEPT TO THE EXTENT THAT SUCH INFORMATION IS AVAILABLE TO THE PUBLIC OR IS OTHERWISE RIGHTFULLY OBTAINED AND
(B) NEITHER PARTY SHALL HAVE ANY OBLIGATION TO THE OTHER WHATSOEVER WITH RESPECT TO THIS AGREEMENT, THE TRANSACTIONS PROVIDED FOR HEREIN, OR THE EXPENSES EITHER OF THEM INCURRED IN CONNECTION WITH OR IN CONTEMPLATION OF SUCH TRANSACTIONS.


TRANSITION. BUYER SHALL HAVE THE RIGHT, BUT NOT THE OBLIGATION, TO INTERVIEW SELLER'S EMPLOYEES ENGAGED IN THE MUSIC BUSINESS, AND, AT ITS SOLE DISCRETION, TO OFFER SAID EMPLOYEES EMPLOYMENT WITH BUYER. THE SCHEDULING OF INTERVIEWS AND THE MAKING OF EMPLOYMENT OFFERS, IF ANY, SHALL BE MUTUALLY AGREED UPON BY THE PARTIES. IN ADDITION, FROM THE DATE HEREOF THROUGH THE ADJUSTMENT DATE, SELLER SHALL HAVE THE RIGHT TO FACILITATE AND PARTICIPATE IN A SMOOTH TRANSITION OF CUSTOMERS FROM SELLER TO BUYER. BUYER WILL IN GOOD FAITH PARTICIPATE WITH SELLER IN SUCH TRANSITION EFFORTS.


MISCELLANEOUS.


ASSIGNMENT. THIS AGREEMENT SHALL BE BINDING UPON AND INURE TO THE BENEFIT OF THE SUCCESSORS AND ASSIGNS OF THE PARTIES. NEITHER PARTY MAY ASSIGN EITHER THIS AGREEMENT OR ANY OF ITS RIGHTS, INTERESTS AND DUTIES HEREUNDER WITHOUT THE PRIOR WRITTEN CONSENT OF THE OTHER PARTY.


CONFIDENTIALITY. WITHOUT THE PRIOR WRITTEN CONSENT OF THE OTHER PARTY, NEITHER PARTY SHALL ISSUE A PRESS RELEASE OR OTHERWISE PUBLICIZE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR OTHERWISE DISCLOSE (INCLUDING, WITHOUT LIMIT, TO SELLER'S CUSTOMERS AND EMPLOYEES) THE NATURE OR CONTENTS OF THIS AGREEMENT ON OR PRIOR TO THE CLOSING DATE EXCEPT AS, AND ONLY TO THE EXTENT, OTHERWISE REQUIRED BY APPLICABLE LAW OR REGULATION, INCLUDING WITHOUT LIMITATION, FEDERAL AND STATE SECURITIES LAWS. NO INFORMATION, DOCUMENTS OR REPORTS PROVIDED TO OR OBTAINED BY EITHER PARTY IN CONNECTION WITH THIS TRANSACTION SHALL BE DISCLOSED OR TRANSFERRED TO ANY THIRD PARTY EXCEPT (A) TO ATTORNEYS, ACCOUNTANTS AND FINANCIAL ADVISORS OF BUYER OR SELLER (WHO THEMSELVES HAVE AGREED IN WRITING TO KEEP SUCH INFORMATION CONFIDENTIAL) AS REQUIRED IN CARRYING OUT THE TRANSACTIONS CONTEMPLATED HEREBY OR (B) TO THE EXTENT SUCH INFORMATION, DOCUMENTS OR REPORTS ARE AVAILABLE TO THE PUBLIC OTHER THAN BY BREACH OF THIS AGREEMENT BY SUCH PARTY. IT IS BUYER'S CURRENT VIEW THAT NO DISCLOSURE UNDER FEDERAL OR STATE SECURITIES LAWS IS REQUIRED UNTIL 15 DAYS AFTER THE CLOSING DATE. IN THE EVENT BUYER DETERMINES THAT DISCLOSURE OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS REQUIRED BY APPLICABLE LAW OR REGULATION (INCLUDING, WITHOUT LIMITATION, FEDERAL AND STATE SECURITIES LAWS), BUYER SHALL GIVE SELLER AT LEAST TEN (10) DAYS PRIOR WRITTEN NOTICE OF BUYER'S INTENT TO MAKE SUCH DISCLOSURE (SUCH NOTICE TO INDICATE THE NATURE AND EXTENT OF THE DISCLOSURE WHICH BUYER CONTEMPLATES MAKING). IN THE EVENT THIS AGREEMENT IS TERMINATED AS PERMITTED HEREIN, THE OBLIGATIONS OF THE PARTIES CONTAINED IN THIS SECTION 15.2 AND
SECTION 13.4 SHALL SURVIVE, AND EACH PARTY SHALL RETURN TO THE OTHER PARTY (WITHOUT RETAINING COPIES) ALL SUCH DOCUMENTS, INFORMATION AND REPORTS. THE NON-DISCLOSURE AGREEMENT BETWEEN BUYER AND SELLER, DATED AS OF JULY 31, 1998, IS INCORPORATED HEREIN BY REFERENCE.

NOTICES. ANY NOTICE OR OTHER COMMUNICATION REQUIRED OR PERMITTED HEREUNDER SHALL BE IN WRITING AND SHALL BE DEEMED TO HAVE BEEN DULY GIVEN ON THE DATE OF SERVICE IF SERVED PERSONALLY OR BY FACSIMILE, OR FIVE (5) DAYS AFTER THE DATE OF MAILING IF MAILED, BY FIRST CLASS MAIL, REGISTERED OR CERTIFIED, POSTAGE PREPAID. NOTICES SHALL BE ADDRESSED AS FOLLOWS:

                  To Buyer at:      Muzak Limited Partnership
                                    2901 Third Avenue
                                    Suite 400
                                    Seattle, Washington 98121
                                    Attention:  President
                                    Fax:  (206) 633-6210

                  With a copy to:   Heller, Ehrman, White & McAuliffe
                                    6100 Columbia Center
                                    701 Fifth Avenue
                                    Seattle, Washington  98104-7098
                                    Attention:  Louisa Barash
                                    Fax: (206) 447-0849

                  To Seller at:     Music Technologies, Inc.
                                    24901 Northwestern Highway
                                    Southfield, MI 48075
                                    Attention: President
                                    Fax: (248) 952-0314

                  With a copy to:   Seyburn, Kahn, Ginn, Bess
                                    Deitch and Serlin, P.C.
                                    Suite 1500
                                    2000 Town Center
                                    Southfield, Michigan  48075
                                    Attention:  Bruce S. Kahn
                                    Fax: (248) 353-3727

or to such other address as a party has designated by notice in writing to the other party in the manner provided by this Section 15.3.

TRANSFER TAXES. SELLER AGREES TO BEAR ANY AND ALL TAX LIABILITY ARISING OUT OF OR INCURRED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EXCEPT FOR ANY SALES OR USE TAX PAYABLE BY A BUYER AND ANY TAX ON BUYER'S OPERATIONS FOLLOWING THE CLOSING OR ACCRUED PRIOR TO THE CLOSING AND CONSTITUTING AN ASSUMED LIABILITY PURSUANT TO SECTION 1.3 HEREOF.


EXPENSES. EACH PARTY WILL PAY ITS RESPECTIVE COSTS AND EXPENSES, INCLUDING WITHOUT LIMITATION, LEGAL AND ACCOUNTING EXPENSES, RELATED TO THE NEGOTIATION, PREPARATION, EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY.


FURTHER ASSURANCES. SELLER WILL FROM TIME TO TIME SUBSEQUENT TO THE CLOSING DATE AT BUYER'S REQUEST AND WITHOUT FURTHER CONSIDERATION PAYABLE BY SELLER, EXECUTE AND DELIVER SUCH OTHER INSTRUMENTS OF CONVEYANCE, ASSIGNMENT AND TRANSFER AND TAKE SUCH OTHER ACTIONS AS BUYER MAY REASONABLY REQUEST IN ORDER MORE EFFECTIVELY TO CONVEY, ASSIGN, TRANSFER TO AND VEST IN BUYER THE ASSETS AND THE RIGHT TO OPERATE THE MUSIC BUSINESS OF SELLER.


NO WAIVER. FAILURE OR DELAY ON THE PART OF EITHER PARTY IN EXERCISING ANY RIGHTS, POWER OR PRIVILEGES UNDER THIS AGREEMENT SHALL NOT BE DEEMED A WAIVER OF ANY EXERCISE OF ANY RIGHT, POWER OR PRIVILEGE.


BULK SALES. BUYER HEREBY WAIVES COMPLIANCE BY SELLER WITH THE PROVISIONS OF THE BULK SALES LAW OF ANY STATE.


ENTIRE AGREEMENT AND MODIFICATION. THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO CONSTITUTE AND CONTAIN THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDES ANY AND ALL PRIOR NEGOTIATIONS, CORRESPONDENCE, UNDERSTANDINGS AND AGREEMENTS BETWEEN THE PARTIES RESPECTING THE SUBJECT MATTER HEREOF. THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO MAY ONLY BE AMENDED BY WRITTEN INSTRUMENT SIGNED BY THE PARTIES.


SURVIVAL OF TERMS. ALL WARRANTIES, REPRESENTATIONS AND COVENANTS CONTAINED IN THIS AGREEMENT AND ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY OR ON BEHALF OF THE PARTIES PURSUANT TO THIS AGREEMENT SHALL BE CONTINUOUS AND SHALL SURVIVE THE CLOSING.


GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WASHINGTON, WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES. IN CASE OF A LAWSUIT BETWEEN THEM ARISING UNDER THIS AGREEMENT, BUYER AND SELLER SUBMIT TO EITHER (1) THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF WASHINGTON AT SEATTLE OR, ALTERNATIVELY, THE SUPERIOR COURT OF WASHINGTON FOR KING COUNTY ("BUYER'S JURISDICTION") OR (2) THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF MICHIGAN OR, ALTERNATIVELY, THE CIRCUIT COURT OF MICHIGAN FOR OAKLAND COUNTY ("SELLER'S JURISDICTION"). BUYER MUST COMMENCE ANY LAWSUIT ARISING UNDER THIS AGREEMENT IN SELLER'S JURISDICTION, AND SELLER MUST COMMENCE ANY LAWSUIT ARISING UNDER THIS AGREEMENT IN BUYER'S JURISDICTION, UNLESS: (I) THE LAWSUIT SEEKS INJUNCTIVE OR EQUITABLE RELIEF, IN WHICH CASE BUYER OR SELLER MAY COMMENCE THE SUIT IN BUYER'S JURISDICTION OR SELLER'S JURISDICTION; AND/OR, (II) THE LAWSUIT SEEKS PAYMENT OF THE PURCHASE PRICE, IN WHICH CASE SELLER MAY COMMENCE THE SUIT IN BUYER'S JURISDICTION OR SELLER'S JURISDICTION. EACH PARTY AGREES TO WAIVE ITS RIGHT TO A JURY TRIAL. FOR THE PURPOSES OF THIS SECTION 15.11, OWNER'S RIGHT AND OBLIGATIONS SHALL BE IDENTICAL TO SELLER'S.


ATTORNEYS' FEES. IF LEGAL PROCEEDINGS ARE BROUGHT TO ENFORCE OR INTERPRET ANY PROVISION OF THIS AGREEMENT, THE SUBSTANTIALLY PREVAILING PARTY SHALL BE AWARDED ITS REASONABLE ATTORNEYS' FEES AND COSTS IN ADDITION TO ANY OTHER RELIEF OR REMEDY WHICH MAY BE AVAILABLE.

SEVERABILITY. IF ANY PROVISION OF THIS AGREEMENT IS HELD TO BE UNENFORCEABLE FOR ANY REASON, IT SHALL BE ADJUSTED RATHER THAN VOIDED, IF POSSIBLE, IN ORDER TO ACHIEVE THE INTENT OF THE PARTIES TO THE EXTENT POSSIBLE. IF ANY EVENT, ALL OTHER PROVISIONS OF THIS AGREEMENT SHALL BE DEEMED VALID AND ENFORCEABLE TO THE FULLEST EXTENT POSSIBLE.


INTERPRETATION. THE HEADINGS CONTAINED IN THIS AGREEMENT ARE FOR REFERENCE PURPOSES ONLY AND WILL NOT AFFECT IN ANY WAY THE MEANING OR INTERPRETATION OF THIS AGREEMENT. NO RULE OF CONSTRUCTION BASED UPON WHICH PARTY DRAFTED A DOCUMENT OR PROVISION IN IT WILL BE APPLIED AGAINST EITHER PARTY WITH RESPECT TO THIS AGREEMENT OR ANY OF ITS PROVISIONS.


COUNTERPARTS. THIS AGREEMENT MAY BE EXECUTED IN ONE OR MORE COUNTERPARTS, EACH OF WHICH SHALL BE DEEMED AN ORIGINAL, BUT ALL OF WHICH WHEN TAKEN TOGETHER SHALL CONSTITUTE ONE AND THE SAME INSTRUMENT.




FACSIMILE SIGNATURES. THE PARTIES AGREE THAT A SIGNATURE OF THIS AGREEMENT OBTAINED BY FACSIMILE MACHINE, IF FOLLOWED BY THE ORIGINAL SIGNATURE WITHIN 10 DAYS, IS ACCEPTABLE AND WILL BE BINDING AND SUFFICIENT.


MUSIC TECHNOLOGIES, INC.                    MUZAK LIMITED PARTNERSHIP

By /s/ Lorraine Golden                      By /s/ Brad D. Bodenman
   -----------------------------               --------------------------------
   Name: Lorraine Golden                       Name: Brad D. Bodenman
   Title: President                            Title: Chief Financial Officer

                                   [SCHEDULES]

                           1.1.2 - Customer Contracts
                           1.1.4 - Satellite Contracts
                       1.1.5 - Distribution Systems Assets
                         3.4 - Purchase Price Allocation
                                5.2.3 - Consents
                               5.3 - Stockholders
                                   5.4 - Liens
                                5.7 - Litigation
                                5.8 - Broker Fees
                          5.9 - Contract Defaults, etc.


                                   [EXHIBITS]

                         3.1 - form of Escrow Agreement
                          4.2.1 - form of Bill of Sale
                      4.2.2 - form of Assumption Agreement
                      4.2.4 - form of Non-Compete Agreement
                      4.2.5 - form of Advertising Agreement
                      4.2.10 - Opinion of Seller's Counsel
                       4.3.5 - Opinion of Buyer's Counsel





65353.07.SE (1#FD28B.DOC)
01/12/99 3:03 PM (12778-0036)

                                 PROMISSORY NOTE
                                 ---------------


$2,550,000        Southfield, Michigan
         December ___ , 1998
         Effective Date: November 30, 1998


         FOR VALUE RECEIVED, the undersigned, MUZAK LIMITED PARTNERSHIP, a Delaware limited partnership ("Maker"), promises to pay to the order of MUSIC TECHNOLOGIES, INC., a Michigan corporation ("Payee"), the principal sum of Two Million Five Hundred Fifty Thousand and 00/100 ($2,550,000) Dollars, together with interest on the unpaid balance thereof which shall accrue from the date of this Note until paid at the rate of fourteen (14%) percent per annum from the Effective Date until April 30, 1999 (during the Extension Period, interest shall accrue at the rates set forth below). Principal and interest shall be paid by the Maker in lawful money of the United States of America at Payee's address shown below, or at such other address as the Payee may designate in writing to the Maker. The Maturity Date of this Note shall be April 30, 1999, unless extended by Buyer pursuant to the Extension Privilege set forth below (in which case the Maturity Date shall be December 31, 1999).

CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meaning:

         "EXTENSION FEE" shall mean an amount equal to twenty percent (20%) of all amounts due under this Promissory Note (unpaid principal plus accrued and unpaid interest) on April 30, 1999. The Extension Fee shall be added to the unpaid principal balance due under this note and shall accrue interest at the applicable rates set forth herein.

         "EXTENSION PRIVILEGE" shall mean the Maker's right to extend the Maturity Date of this Note from April 30, 1999 to December 31, 1999, subject to the conditions and according to the procedures set forth below in the paragraph entitled "Extension Privilege."

         "EXTENSION PERIOD" shall mean that period beginning April 30, 1999 and ending December 31, 1999.

         "AFFILIATE" shall mean:

                  (i) with respect to any INDIVIDUAL, any member of such individual's immediate family, and any organization
                           (x) in which such individual and/or his Affiliate(s) own, directly or indirectly, more than fifty percent (50%) of any class of equity security or (y) in which such individual and/or his Affiliate is the sole general partner, or is the managing general partner, or which is controlled by such individual and/or his Affiliates, directly or indirectly; and

                  (ii) with respect to any CORPORATION, PARTNERSHIP, TRUST, OR OTHER ORGANIZATION, any other corporation, partnership, trust, or other organization, which controls, is controlled by, or is under common control with, the first-referenced corporation, partnership, trust, or other organization, and any individual or entity who is the general partner, officer, director, trustee of, or who directly or indirectly controls, the first-referenced corporation, partnership, trust, or other organization; and,

                  (iii) the Maker, the Maker's General Partner and Centre Capital Investors, L.P.

                  (iv)     any Affiliate of any other Affiliate.

                           For purposes of this definition, the term "controls," "is controlled by" or "is under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

         "NON-AFFILIATE" shall mean any individual or entity which is not an Affiliate.

         "SALE OF THE MUZAK BUSINESS" shall mean a sale of substantially all of Muzak's assets, or the sale of substantially all of Muzak's limited partnership interests to or merger with one or more non-affiliated third-part(ies) which results in Muzak's current owners having less than a controlling ownership interest in Muzak.


PAYMENT. Principal and interest shall be paid by the Maker as follows:

         a. Maker shall pay to Payee the sum of Five Hundred Thousand dollars ($500,000) (principal and interest) on each of the following dates: January 31, 1999, February 28, 1999, and March 31, 1999.

         b. Maker shall pay the full balance due hereunder, principal and interest, to Payee, on or before the earlier of: (i) April 30, 1999 (unless Maker has timely exercised the Extension Privilege); or (ii) upon a Sale of the Muzak Business.

         If this Note is paid in full on or before the Adjustment Date (as that term is defined in the Asset Purchase Agreement between Maker and Payee of even date herewith), Maker may pay $450,000 of the amount due under this Note to Pacific Northwest Title Company (or other mutually agreeable third party) as Escrow Agent, which funds shall be held by Escrow Agent pursuant to an Escrow Agreement to be entered into between Maker and Payee substantially in the form attached as Exhibit 3.1 to the Asset Purchase Agreement. Amounts paid by Maker to the Escrow Agent and held by Escrow Agent as Escrowed Funds under such Escrow Agreement (up to a maximum of $450,000) pursuant to the foregoing sentence, shall be deemed to be a payment under this Note.

         All payments made under this Note shall be applied first against accrued interest, and the remainder of such payment shall be applied against principal.

         All payments shall be made without any right of setoff or counterclaim by Maker against Payee.

         Maker may make payments hereunder by wire transfer (or direct deposit) of funds to Payee's account, pursuant to wire transfer instructions provided from time to time by Payee. Any payment made by mail will be deemed tendered and received only upon actual receipt, promptly on the date due for each such payment as herein required (time being of the essence), at the address of Payee designated for such payment (or in the case of wire transfers or direct deposits, to the account designated for such payment). Maker hereby expressly assumes all risk of loss or liability resulting from non-delivery or delay in delivery of any payment transmitted by mail or in any other manner. All payments under this Note shall be in immediately available United States funds, without set off or counterclaim.

         Acceptance by Payee of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default (as hereinafter defined), and at any time thereafter and until the entire amount then due has been paid, Payee shall be entitled to exercise all rights conferred upon it by this instrument upon the occurrence of an Event of Default as herein set forth.

         This Note is for commercial, investment or business purposes and not for personal, family or household purposes.

         Nothing contained herein shall be construed so as to require the Maker to pay interest at a greater rate than the maximum allowed by the applicable law relating to this Note. Should any interest or other charges, charged, paid or payable by the Maker in connection with this Note, result in the charging, compensation, payment or earning of interest in excess of the maximum allowed by the applicable law as aforesaid as determined by the final order of a court of competent jurisdiction, then any and all such excess shall be and the same is hereby waived by the Payee, and any and all such excess paid shall be automatically credited against and in reduction of the principal due under this Note. If it is determined by a final order of a court of competent jurisdiction that the interest rate under this Note is, or may be usurious or otherwise limited by law, the unpaid balance of this Note, with accrued interest at the highest rate then permitted to be charged by stipulation in writing between Payee and Maker, at the option of Payee, shall immediately become due and payable.

EXTENSION PRIVILEGE. Provided that no Event of Default has occurred hereunder, Maker may elect to extend the Maturity Date of this Note to December 31, 1999, by providing written notice of its election to extend to Payee on or before April 15, 1999 (time being of the essence) and by agreeing in writing to payment of the Extension Fee (which may be paid by adding the amount of the Extension Fee to the unpaid principal balance of this note).

         During the Extension Period (that period from May 1, 1999 to December 31, 1999), interest shall accrue on the unpaid balance hereof at the following rates:

                     15% during the month of May, 1999;
                     16% during the month of June, 1999;
                     17% during the month of July, 1999;
                     18% during the month of August, 1999;
                     19% during the month of September, 1999;
                     20% during the month of October, 1999;
                     21% during the month November, 1999; and 22% from December 1, 1999 until paid in full.

         In addition, during the Extension Period, Maker shall pay to Payee the sum of Five Hundred Thousand dollars ($500,000) (principal and interest) on each of the following dates: June 30, 1999 and September 30, 1999.

PREPAYMENT. Maker shall have the right at any time to prepay the principal balance hereof (including any accrued but unpaid interest) without penalty in whole or in part. Any prepayment shall be credited first on interest then due and the remainder on principal.

DEFAULT. The occurrence of any of the following events shall be deemed an Event of Default hereunder:

                     a. immediately upon written notice by Payee to Maker of the failure to make any payment hereunder which has become due; or

                     b. breach of any Affirmative Covenant, or Negative Covenant contained herein, if Maker does not cure any such breach within ten (10) days after the occurrence of such breach; or,

                     c. breach by Maker of any of its obligations: to pay money, or to refrain from competing with Payee, under either the Asset Purchase Agreement between Maker and Payee dated October 28, 1998 as amended, the Advertising Agreement between Maker and Payee of even date herewith or the Non-Competition Agreement between Maker and Payee of even date herewith, if Maker does not cure any such breach within ten (10) days after written notice of such breach is given to Maker (provided, however, in the case of breaches by Maker of its monetary or non-compete obligations, Maker shall not be entitled to receive any notice or right to cure with respect to such breach if prior to such breach Payee has already given written notice to Maker of an earlier monetary or non-compete breach even if such earlier breach has been cured); or,

                     d. breach of any other obligation by Maker under the Asset Purchase Agreement, the Advertising Agreement, or the Non-Compete Agreement (other than non-monetary breaches which Maker can show are non-material, or breaches addressed in paragraph c above), if Maker does not cure any such breach within thirty (30) days after written notice of such breach is given to Maker (provided, however, Maker shall not be entitled to any notice or cure period with respect to such breach if, prior to the occurrence of such breach, Payee has already given Maker three (3) written notices of other breaches, even if such other breaches have been timely cured).

         Upon the occurrence of any Event of Default hereunder:

                     a. Interest shall accrue on the unpaid principal balance hereof at a rate equal to five percentage points in excess of the interest rates which would then prevail (as the same increase from time to time) if no Event of Default had occurred.

                     b. Payee's obligations to make any payments to Maker under the Advertising Agreement between Maker and Payee of even date herewith (which payments arise out of collections from advertising customers received after the Event of Default but prior to cure) shall be forever forgiven; Payee's obligations to make payments to Maker under the Advertising Agreement will be reinstated with respect to payments that arise out of collections from Advertising Customers received after the date when all amounts due under this Note have been paid in full by Maker (and if full payment of all amounts due under this Note occurs on or after December 31, 1999, then the amount of Advertising Payments due from Payee to Maker under the Advertising Agreement shall be equal to five percent (5%) of Net Advertising Revenues regardless of whether such Revenues are collected from an Exclusive Customer or a Non-Exclusive Customer. The amount of Advertising Agreement payments which are forgiven shall not be deemed to be payments of this Note.

                     c. The obligations of Payee and Payee's Owner under the Non-Competition Agreement between them of even date herewith shall be suspended until this note is paid in full (or if this note is not paid in full on or before December 31, 1999, then Payee and Owner shall have no further obligations under the Non-Competition Agreement, but Maker's obligations thereunder shall continue).

                     d. The Deferred Payment and the Adjustment Amount (as those terms are defined in the Asset Purchase Agreement between the parties) shall be immediately due and payable; interest shall accrue on such Deferred Payment and Adjustment Amount from the date of such Event of Default until paid at the rates set forth in paragraph a above. For this purpose, the Adjustment Amount shall be computed and paid as of the date of the Event of Default, and the Deferred Payment shall be immediately due and payable in full (as if none of the Deferred Payment Contracts were Undocumented Deferred Payment Contracts).

         Further, upon any Event of Default under this Note, then, at the option of the Payee, without notice to the Maker, the entire indebtedness evidenced hereby shall become immediately due and payable. Maker further promises to pay any and all costs of collecting the amount due hereunder, including reasonable attorney fees. No delay on the part of the Payee in the exercise of any of the aforesaid rights or remedies shall operate as a waiver thereof, and no single or partial exercise of any right or remedy by the Payee shall preclude the exercise of any other right or remedy. Any remedy provided hereunder shall be in addition to all other remedies available to Payee and such remedies shall be cumulative.

AFFIRMATIVE COVENANTS. Maker covenants and agrees that so long as any indebtedness hereunder remains unpaid, it will:

                  a. furnish monthly, on January 31, 1999, February 28, 1999, March 31, 1999 and April 30, 1999: (i) an
                           affidavit from Maker's Chief Financial Officer, certifying that Maker is in full compliance with the Affirmative and Negative covenants set forth in this Note and that there has been no default by Maker under the Indenture (described below in Section d); and (ii) a balance sheet, income statement and statement of cash flows of Maker for the prior calendar month;

                  b. faithfully perform any and all covenants, obligations and other commitments under any indebtedness (which indebtedness, when aggregated with all other indebtedness under which there has been a declared default or a failure by Maker to perform its obligations, aggregates at least $100,000) to which Maker is subject; and,

                  c. continue at all times to comply with all material laws, ordinances, regulations or requirements of any governmental authority relating to Maker's business, property or affairs;

                  d. to the extent not otherwise covered herein, comply with the affirmative covenants set forth in Article 4 and Section 5.01 of that certain Indenture between Maker and First Trust, N.A., Indenture Trustee, dated October 2, 1996, as if the promisee of such covenants in such indenture was the Payee and regardless of whether the indebtedness represented by the Indenture has been paid.


NEGATIVE COVENANTS. Maker covenants and agree that so long as any indebtedness hereunder remains unpaid it will not:

                  a. Make any payments of principal under any indebtedness to which the Maker is subject (except for regularly scheduled payments as set forth in the attached schedule of Permitted Principal Payments);

                  b. make any distributions to any partners, redeem any partnership interests, or make any payment whatsoever with respect to any partner's partnership interest;

                  c. pay any amounts whatsoever to any partner (or any Affiliate of a partner) (whether a management fee, salary, compensation, or fee to the general partner or otherwise), except for (i) board of director fees consistent with past practice; (ii) payment of a letter of credit fee to Centre Partners in connection with Maker's financing facility with Foothill Capital Corporation; and, (iii) other payments consistent with past practices, on arms length terms and not otherwise prohibited by any other provision hereof;

                  d. consent to any amendment to the terms of any loan or any indebtedness which would have the effect of shortening the term, increasing the interest rate or the amount of any payments, or otherwise materially impairing the ability of Maker to make payments to Payee hereunder, without Payee's prior written consent.

                  e. to the extent not otherwise covered herein, breach any of the Negative Covenants set forth in Article 4 and Section 5.01 of that certain Indenture between Maker and First Trust, N.A., Indenture Trustee, dated October 2, 1996 (the "Indenture") (such Negative Covenants are incorporated herein by reference, shall be deemed to be made to Payee and shall remain in force even if the indebtedness under the Indenture is paid in full).

                  f.       commit any default under the Indenture.

ASSIGNMENT. This Note and all rights and remedies of the Payee shall inure to the benefit of the Payee's legal representatives, successors and to any other holder who derives title to or interest in this Note, and shall bind the Maker and its legal representatives, successors and assigns.

NOTICES. Any notice or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered personally or sent by confirmed facsimile transmission, telex, telecopy or other wire transmission (with request for confirmation in a manner typical with respect to communications of that type), overnight air courier (postage prepaid), or registered or certified mail (postage prepaid with return receipt requested) addressed to the respective party as follows:

                           IF TO THE MAKER:

                           MUZAK LIMITED PARTNERSHIP
                           2901 Third Avenue
                           Suite 400
                           Seattle, Washington 98121
                           Attn: President
                           Fax: 206-633-6210

                           with copies to:

                           Heller, Ehrman, White & McAuliffe
                           6100 Columbia Center
                           701 Fifth Avenue
                           Seattle, Washington 98104-7098
                           Attention: Louisa Barash
                           Fax: 206-447-0849

                           IF TO PAYEE:

                           Music Technologies, Inc.
                           24901 Northwestern Highway
                           Southfield, Michigan 48075
                           Attention: President
                           Fax: 248-952-0314

                           with a copy to:

                           Bruce S. Kahn, Esq.
                           Seyburn, Kahn, Ginn, Bess, Deitch & Serlin, P.C. 2000 Town Center, Suite 1500
                           Southfield, MI  48075-1195.
                           Fax: 248-353-3727

Unless otherwise specified herein, notices shall be deemed received (a) on the date delivered, if delivered personally, by wire transmission or confirmed facsimile transmission; (b) on the next business day after deposit with an overnight air courier; or (c) three (3) business days after being sent, if sent by registered or certified mail.

AMBIGUITY. Maker and Payee acknowledge and agree that they have each contributed to the drafting of this document, and accordingly there shall arise no presumption in favor of or against any party as a result of any ambiguity in the language of this document.

WAIVER. The Maker and all endorsers, sureties and guarantors hereby jointly and severally waive presentment, demand for payment, notice of dishonor, notice of protest, and protest, and all other notices or demands in connection with the delivery, acceptance, performance, default, endorsement or guaranty of this instrument (except for any notice or grace period expressly provided in this Note); and agree that no obligation hereunder shall be discharged by any extension, indulgence or release given to Maker or to any guarantor or other person or by the release or non-enforcement of any security or guaranty given in connection herewith. Notwithstanding anything herein to the contrary, nothing shall limit any rights granted to Payee by other instruments or by law.

PARTIAL INVALIDITY. If any provision of this Note is held by a court of competent jurisdiction to be invalid, void or unenforceable in any manner, the remaining provisions of this Note shall nonetheless continue in full force and effect without being impaired or invalidated in any way. In addition, if any provision of this Note may be modified by a court of competent jurisdiction such that it may be enforced, then that provision shall be so modified and as modified shall be fully enforced.

GOVERNING LAW. This Note is being executed and delivered in the State of Michigan and shall be governed by and be construed in accordance with the laws of the State of Michigan. The Maker agrees that all actions arising from or in connection with this Note shall, be litigated only in the United States District Court for the Eastern District of Michigan, or the Oakland County Michigan Circuit Court, and the Maker consents to the jurisdiction and venue of these courts.

                         MUZAK LIMITED PARTNERSHIP, a Delaware limited partnership


                         By:______________________________________
                            Brad D. Bodenman, Chief Financial Officer

                            NON-COMPETITION AGREEMENT
                            -------------------------

         THIS Non-Competition Agreement is made and entered into as of the ___ day of December, 1998, by and between MUZAK LIMITED PARTNERSHIP, a Delaware limited partnership ("Muzak"), MUSIC TECHNOLOGIES, INC., a Michigan corporation ("MTI") and LORRAINE GOLDEN ("Owner").

                                    RECITALS

         A. Pursuant to that certain Asset Purchase Agreement dated as of October 28, 1998, between Muzak & MTI (the "Asset Purchase Agreement"), Muzak acquired certain of MTI's assets (the "MTI Assets"). Muzak is engaged in the business of selling business music services and other recurring music related in-store business services within the United States (the "Business").

         B. MTI and Owner possess expertise and extensive knowledge of the Business which if shared with persons or entities that are in competition with MTI and will be in competition with Muzak would be harmful to the Business and Muzak.

         C. The covenants and undertakings set forth in this Agreement are integral to Muzak's acquisition of the MTI Assets. Muzak would not have acquired the MTI Assets without the benefits of this Agreement.

                                    AGREEMENT

         In consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, and assuming there is no payment default (after notice and opportunity to cure in accordance herewith) by Muzak under the Asset Purchase Agreement, the parties agree as follows:

1. NON-COMPETITION. IN CONSIDERATION OF THE MUTUAL COVENANTS CONTAINED IN THE ASSET PURCHASE AGREEMENT, FOR A PERIOD OF FIVE (5) YEARS FROM THE DATE OF THIS AGREEMENT (THE "NON-COMPETE PERIOD"), MTI AND OWNER JOINTLY AND SEVERALLY COVENANT AND AGREE THAT THEY, EITHER DIRECTLY OR INDIRECTLY, WHETHER OR NOT THROUGH OTHERS ACTING AS SUCH PARTY'S EMPLOYEE OR AGENT, SHALL NOT COMPETE WITH THE BUSINESS. FOR PURPOSES OF THIS AGREEMENT, THE TERM "COMPETE" MEANS AND WILL MEAN STARTING, ACQUIRING, OR OBTAINING ANY EQUITY INTEREST (EXCEPT FOR NON-CONTROLLING INVESTMENTS IN MUTUAL FUNDS OR PUBLICLY-TRADED COMPANIES WITHOUT ANY PARTICIPATION IN THE MANAGEMENT THEREOF) IN OR OTHERWISE ENGAGING IN ANY BUSINESS WHICH IS IN THE BUSINESS OF SELLING BUSINESS MUSIC SERVICES AND OTHER RECURRING MUSIC RELATED IN-STORE BUSINESS SERVICES WITHIN THE UNITED STATES. NOTHING HEREIN SHALL RESTRICT MTI OR OWNER FROM ENGAGING IN ACTIVITIES IN THE BUSINESS PURSUANT TO THE SALES AGENT AGREEMENT SET FORTH IN SECTION 2 OF THE ASSET PURCHASE AGREEMENT BETWEEN MUZAK AND MTI OF EVEN DATE HEREWITH OR THE ADVERTISING AGREEMENT BETWEEN MUZAK AND MTI OF EVEN DATE HEREWITH.

         Nothing herein shall restrict MTI or Owner from engaging in activities in the Business, to the extent reasonably necessary or desirable to enable MTI or Owner to continue selling Business Music services and other recurring music-related in-store business services within the United States to Kmart.

         In addition, in consideration of the mutual covenants contained in the Asset Purchase Agreement, for the period of the Muzak Non-Compete Period as hereinafter defined, Muzak and its affiliates, jointly and severally, covenant and agree that they, either directly or indirectly, whether or not through others acting as such party's employee or agent, shall not compete with MTI in the business of selling business music services or other recurring music-related in-store business services, in the United States and Puerto Rico, covered by the then existing contract between MTI and Kmart, provided that should Kmart extend its services provided under the contract to any of its affiliates then the provisions of this non-compete agreement would apply. For purposes of this Agreement, the term "Compete" will mean "starting, acquiring, or obtaining any equity interest (except for non-controlling investments in mutual funds or publicly-traded companies without any participation in the management thereof) in or otherwise engaging in any business which is in the business of selling business music services and other recurring music-related in-store business services within the United States to Kmart. The "Muzak Non-Compete Period" shall mean the shorter of: (a) ten (10) years; or, (b) twelve (12) months after MTI or its successors or assigns ceases providing business music services to Kmart.

         As used in this Agreement, "Kmart" shall mean Kmart Corporation, and its present and future affiliates, its successors or assigns. Notwithstanding anything contained in this Section to the contrary, all geographic references in this Section shall apply to Kmart's existing music-related in-store business services in the United States and Puerto Rico, and shall include any such services worldwide in the event Kmart so expands its music-related in-store business services.

2. NONINTERFERENCE. DURING THE NON-COMPETE PERIOD, MTI AND OWNER SHALL NOT (1) SOLICIT OR ATTEMPT TO SOLICIT ANY PERSONS EMPLOYED BY MUZAK TO BECOME EMPLOYED IN ANY BUSINESS, INCLUDING PERSONS BECOMING EMPLOYED BY MUZAK UPON THE CLOSING OF MUZAK'S ACQUISITION OF THE MTI ASSETS OR (2) INDUCE OR ATTEMPT TO INDUCE ANY CUSTOMER, SUPPLIER, LICENSEE OR OTHER BUSINESS RELATION OF MUZAK TO CEASE DOING BUSINESS WITH MUZAK, OR IN ANY WAY INTERFERE WITH THE RELATIONSHIP BETWEEN ANY CUSTOMER OR BUSINESS RELATION AND MUZAK.

         During the Muzak Non-Compete Period, Muzak and its Affiliates shall not, unless the parties agree otherwise in writing, (1) solicit or attempt to solicit any persons employed by MTI who are engaged by MTI in whole or in part to service Kmart, to become employed in any business, including persons becoming employed by MTI upon the closing of MTI's sale of assets to Muzak; or (2) induce or attempt to induce any customer, supplier, licensee or other business relation of MTI, which relation is used by MTI for purposes of servicing the Kmart account, to cease doing business with MTI, or in any way to interfere with the relationship between MTI and Kmart or any business relation which assists MTI in servicing Kmart.

3.       REMEDIES


A. IN THE EVENT OF ANY BREACH BY A PARTY OF, OR A DEFAULT BY A PARTY UNDER, ANY OF THE PROVISIONS OF THIS AGREEMENT, THE OTHER PARTIES SHALL HAVE ANY AND ALL RIGHTS AND REMEDIES AVAILABLE TO THEM UNDER THIS AGREEMENT, BY OPERATION OF LAW OR IN EQUITY. ALL OF THESE RIGHTS AND REMEDIES SHALL BE CUMULATIVE AND NOT ELECTIVE IN ANY RESPECT. ANY OF EACH SHALL BE DEEMED TO BE IN ADDITION TO AND NOT IN LIEU OF ANY OF THE OTHER RIGHTS AND REMEDIES.


B. EACH PARTY ACKNOWLEDGES AND AGREES THAT, IN THE EVENT OF ANY BREACH BY THEM OF OR DEFAULT BY THEM UNDER EITHER SECTION 1 OR 2 OF THIS AGREEMENT, THE OTHER PARTY WILL SUFFER IRREPARABLE AND ONGOING HARM WHICH, WHILE SUBSTANTIAL, WILL NOT BE FULLY COMPENSABLE BY DAMAGES. AS A CONSEQUENCE, IN THE EVENT OF ANY ACTUAL OR THREATENED BREACH OF OR DEFAULT UNDER EITHER SECTION 1 OR 2 OF THIS AGREEMENT BY EITHER PARTY, THE OTHER PARTY MAY, IN ADDITION AND SUPPLEMENTARY TO ANY AND ALL OTHER RIGHTS AND REMEDIES EXISTING IN ITS FAVOR, OBTAIN IMMEDIATE AND ONGOING INJUNCTIVE RELIEF, ENJOINING OR RESTRAINING WHATEVER VIOLATION MAY HAVE OCCURRED OR BE OCCURRING OR MAY HAVE BEEN THREATENED. THIS INJUNCTIVE RELIEF SHALL BE IN THE FORM OF A TEMPORARY RESTRAINING ORDER, PRELIMINARY INJUNCTION OR SIMILAR RELIEF, AND A PERMANENT INJUNCTION, AS MAY BE SOUGHT BY THE NON-DEFAULTING PARTY. NO BOND, OR THE MINIMUM REQUIRED BY LAW, SHALL BE REQUIRED OF THE NON-DEFAULTING PARTY.


C. THE PROVISIONS OF THIS AGREEMENT SHALL BE DEEMED TO BE SEVERABLE. THE INVALIDATION OF ANY ONE PROVISION BY A COURT OF COMPETENT JURISDICTION SHALL NOT INVALIDATE ANY OTHER PROVISION. IN THE EVENT A COURT OF COMPETENT JURISDICTION DETERMINES THAT ANY OF THE RESTRICTIONS CONTAINED IN THIS AGREEMENT ARE UNREASONABLE, SUCH COURT IS FREE TO IMPOSE AND IS AUTHORIZED TO ENFORCE ANY LESSER RESTRICTION OR RESTRICTIONS DETERMINED BY IT TO BE REASONABLE. INCLUSION IN THIS AGREEMENT OF THIS SECTION 3(C) SHALL NOT IN ANY WAY BE DEEMED TO BE A WAIVER, RENUNCIATION OR DENIAL BY ANY PARTY OF THE OTHER PARTY'S ACKNOWLEDGMENTS AND AGREEMENTS CONTAINED IN SECTION 3(F).


D. MTI AND OWNER (ON THE ONE HAND) AND MUZAK (ON THE OTHER HAND) EACH AGREE THAT THE COVENANTS AND AGREEMENTS MADE IN AND THE REQUIREMENTS IMPOSED BY THIS
SECTION 3 SHALL BE CONSTRUED AS AN AGREEMENT INDEPENDENT OF ANY OTHER PROVISIONS OF THIS AGREEMENT AND SHALL SURVIVE THE TERM AND ANY TERMINATION OF THIS AGREEMENT. THE EXISTENCE OF ANY CLAIM OR CAUSE OF ACTION OF EITHER PARTY AGAINST THE OTHER (OR SUCH OTHER'S AFFILIATES), IRRESPECTIVE OF WHETHER PREDICATED ON THE TERMS OF THIS AGREEMENT, SHALL NOT CONSTITUTE A DEFENSE TO THE ENFORCEMENT OF THE COVENANTS AND AGREEMENTS OF THE PARTY MAKING SUCH CLAIM CONTAINED IN, OR THE REQUIREMENTS IMPOSED UPON IT BY, SECTION 1, SECTION 2, AND SECTION 3 OF THIS AGREEMENT; PROVIDED HOWEVER, THAT IN THE EVENT OF A PAYMENT DEFAULT OF THE ASSET PURCHASE AGREEMENT, UNLESS CURED AFTER 30 DAYS PRIOR WRITTEN NOTICE BY MTI, MTI AND OWNER SHALL NOT BE BOUND BY THIS AGREEMENT.

E. IF ANY SUIT, ARBITRATION OR OTHER PROCEEDING IS INSTITUTED BY ANY PARTY PERTAINING TO THIS AGREEMENT OR PERFORMANCE HEREUNDER, THE SUBSTANTIALLY PREVAILING PARTY, IN ADDITION TO ANY OTHER RELIEF AS MIGHT BE AWARDED, WILL BE ENTITLED TO ITS COSTS, EXPENSES AND REASONABLE ATTORNEYS' FEES AS SET BY AN ARBITRATOR, A TRIAL COURT, AND AN APPELLATE COURT.


F. MTI AND OWNER (ON THE OTHER HAND) AND MUZAK (ON THE OTHER HAND) EACH ACKNOWLEDGE THAT THEY HAVE CAREFULLY READ AND REVIEWED THE PROVISIONS OF THIS AGREEMENT, INCLUDING THE PROVISIONS CONTAINED IN THIS SECTION 3; HAVE DISCUSSED THE MEANING AND EFFECT OF THESE PROVISIONS WITH COUNSEL; AND AGREE THAT THEY ARE FAIR AND REASONABLE.


4. NOTICES. ALL NOTICES, COMMUNICATIONS AND DELIVERIES UNDER THIS AGREEMENT SHALL BE MADE IN WRITING AND SIGNED BY THE PARTY MAKING THE SAME, AND SHALL BE DEEMED TO BE GIVEN ON THE DATE DELIVERED IF DELIVERED IN PERSON OR BY FACSIMILE OR ON THE THIRD (3RD) BUSINESS DAY AFTER MAILED IF MAILED CERTIFIED MAIL, RETURN RECEIPT REQUESTED, WITH POSTAGE PREPAID, AS FOLLOWS:

                  To Muzak:

                            Muzak Limited Partnership
                            2901 Third Avenue, Suite 400
                            Seattle, WA 98121
                            Attention: President
                            Fax: (206) 633-6210

                  To MTI or Owner:

                            Music Technologies, Inc.
                            24901 Northwestern Highway Suite 212
                            Springfield, MI 48075
                            Attention: Lorraine Golden
                            Fax: (248) 952-0314

5. ENTIRE AGREEMENT. THIS AGREEMENT CONTAINS THE ENTIRE AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDES ANY AND ALL OTHER COMMUNICATIONS, REPRESENTATIONS, PROPOSALS, UNDERSTANDINGS OR AGREEMENTS, WHETHER WRITTEN OR ORAL, BETWEEN THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF. THIS AGREEMENT MAY NOT BE MODIFIED OR AMENDED, IN WHOLE OR IN PART, EXCEPT BY A WRITING SIGNED BY ALL PARTIES.


6. ASSIGNMENT. NO PARTY SHALL ASSIGN THIS AGREEMENT WITHOUT THE PRIOR CONSENT OF THE OTHER PARTIES TO THIS AGREEMENT. THIS AGREEMENT SHALL BE BINDING UPON AND INURE TO BENEFIT OF THE PARTIES AND THEIR LEGAL REPRESENTATIVES, SUCCESSORS, PERMITTED ASSIGNS AND HEIRS.


7. CONSTRUCTION. THE LANGUAGE OF THIS IS AND WILL BE DEEMED TO BE THE LANGUAGE CHOSEN BY THE PARTIES JOINTLY TO EXPRESS THEIR MUTUAL INTENT. NO RULE OF CONSTRUCTION BASED ON WHICH PARTY DRAFTED THE AGREEMENT OR CERTAIN OF ITS PROVISIONS WILL BE APPLIED AGAINST ANY PARTY.


8. COUNTERPARTS. THIS AGREEMENT MAY BE EXECUTED SEPARATELY OR INDEPENDENTLY IN ANY NUMBER OF COUNTERPARTS AND MAY BE DELIVERED BY MANUALLY SIGNED COUNTERPART OR FACSIMILE. EACH AND ALL OF THESE COUNTERPARTS SHALL BE DEEMED TO HAVE BEEN EXECUTED SIMULTANEOUSLY AND FOR ALL PURPOSES TO BE ONE DOCUMENT, BINDING AS SUCH ON THE PARTIES.


9. HEADINGS. THE HEADINGS OF THE SECTIONS OF THIS AGREEMENT ARE FOR REFERENCE ONLY AND WILL NOT BE CONSIDERED TO MODIFY OR OTHERWISE AFFECT THE TERMS OF THE AGREEMENT.


10. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF WASHINGTON WITHOUT REFERENCE TO THE CONFLICT OF LAW PRINCIPLES OF SUCH STATE.



MUZAK LIMITED PARTNERSHIP                   MUSIC TECHNOLOGIES, INC.

By:___________________________              By:_________________________
     Brad D. Bodenman                             Lorraine Golden
     Chief Financial Officer                                President



Owner:


------------------------------
Lorraine Golden

                              ADVERTISING AGREEMENT
                              ---------------------


         This Advertising Agreement ("Agreement") is entered into on _____________, 1998 by Muzak Limited Partnership ("Muzak"), a Delaware limited partnership, whose principal business address is 2901 Third Avenue, Suite 400, Seattle, Washington 98121 and Music Technologies, Inc. ("MTI"), a Michigan corporation, whose principal business address is 24901 Northwestern Highway, Suite 212, Southfield, Michigan 48075.

                                R E C I T A L S:

         A. Muzak has agreed to purchase from MTI and MTI has agreed to sell to Muzak certain assets of MTI upon the terms and conditions described in a certain asset purchase agreement entered into by the parties concurrently with the execution of this Agreement ("Purchase Agreement").

         B. From and after the closing of the above-described sale of MTI's assets to Muzak, MTI shall have the right to sell advertising on Muzak's customers' in-store audio networks, subject to the terms and conditions described in this Agreement.

         For valuable consideration, the adequacy and receipt of which is acknowledged, the parties agree as follows:

I. ADVERTISING SALES. During the Term (as defined in paragraph 3 below) of this Agreement:

                  I. Exclusive Customers. Muzak shall provide MTI, on an exclusive basis, the opportunity to sell advertising on the in-store audio networks of the customers described on attached Exhibit "A" (sometimes individually referred to as an "Exclusive Customer" and collectively as the "Exclusive Customers"). Notwithstanding the foregoing, Muzak's grant of exclusivity contained herein shall be subject to the rights (if any) of Act Radio under the Act Radio Agreement (as defined in Section 1.1.4 of the Asset Purchase Agreement) as such rights (if any) exist on the date hereof, but only to the extent that Act Radio expressly requires Muzak to honor such rights. In the event any issues arise regarding the scope of Act Radio's rights, the parties agree to discuss them in good faith and in an effort to resolve them. The parties intend that the foregoing exception to MTI exclusivity shall not be construed to permit Muzak to engage in any activities described in the first sentence of this subparagraph unless it does so through Act Radio as a result of Act Radio's express requirement.

                  I. Non-Exclusive Customers. MTI shall also be entitled, on a non- exclusive basis, to sell advertising on the in-store audio networks of Muzak's current and future customers

                  (sometimes individually referred to as a "Non-Exclusive Customer" and collectively as the "Non-Exclusive Customers").

                  I. Production of All Advertisements and Indemnification. Except for those advertisements produced by the advertisers themselves, MTI shall be solely responsible for producing the advertisements sold by MTI pursuant to this Agreement. MTI agrees to indemnify Muzak against claims by third parties that any advertisement(s) which MTI sold, infringes such third party's U.S. copyright or other proprietary rights.


                     I. ADVERTISING PAYMENTS. During the Term of this Agreement:

                  I. Collections. MTI shall timely bill and diligently collect all fees due from Exclusive Customers and Non-Exclusive Customers for all advertising sold to such customers by MTI. MTI shall provide Muzak, on a calendar quarter basis, with an accounting of all amounts billed and actually collected from each such customer during the subject calendar quarter.

                  I. Allocations and Inspections. MTI shall remit to Muzak five (5%) percent of the Net Advertising Revenues (as defined below) actually collected by MTI from sales of in-store advertisements placed on the in-store audio networks of Exclusive Customers, and with respect to a Non-Exclusive Customer, MTI shall remit to Muzak a fee equal to the greater of: (i) Six Hundred Dollars ($600) per advertising minute per month per account (regardless of the number of stores in such customer's system on which the advertisement is broadcast); or, (ii) Eighteen Percent (18%) of the Net Advertising Revenues (as defined below) actually collected by MTI from sales of in-store advertisements placed on the in-store audio networks of such Non-Exclusive Customer. The five (5%) percent remittance is intended to compensate Muzak for the handling, insertion and trafficking of advertisements. The remittance with respect to Non-Exclusive Customers is intended to compensate Muzak for its obligation to introduce and promote MTI to such customers in accordance with this Agreement, as well as for Muzak's handling, insertion and trafficking of advertisements. MTI shall pay Muzak's share of said Net Advertising Revenues actually received by MTI during the immediately preceding calendar quarter to Muzak on or before the fifteenth (15th) day of each March, June, September and December during the term of this Agreement. For purposes of this Agreement, the term "Net Advertising Revenues" shall mean the gross amounts actually collected by MTI from the sale of in-store advertisement(s) to the applicable advertiser(s), less any and all amounts which MTI is obligated to pay to the applicable customer(s) or as a "finder's fee" to any third party(ies) for running said advertisement(s) on such customer(s)' in-store networks. For purposes of this paragraph, the phrase "finder's fee" shall be deemed to exclude sales commissions regularly payable to MTI's own employees or independent sales agents. Muzak shall have the right, at its sole cost and expense, but not more than once each calendar year, to inspect MTI's books and records for the year in which the inspection(s) takes place to verify that Muzak's share of Net Advertising Revenues is/was accurately calculated. The date, time and location of any such inspection(s) shall be mutually agreed upon by the parties. If such inspection(s) discloses that Muzak's share of Net Advertising Revenues is/was understated/overstated, said deficiency/overpayment shall be promptly paid to Muzak or to MTI, as applicable, by the other party. Except as specified in this Agreement, Muzak shall not be entitled to any advertising and/or other revenues of any kind whatsoever collected by MTI. In the event MTI fails to remit amounts due and payable under this paragraph, and such failure is not cured within thirty
                  (30) days after MTI receives written notice from Muzak describing such failure in reasonable detail, then, in such event, Muzak's non-competition obligations contained in paragraph 4 of this Agreement shall be deemed terminated.

                  I. Promotion of MTI to Non-Exclusive Customers. Upon execution of this Agreement, Muzak shall provide MTI with an initial list of current and prospective Non-Exclusive Customers to which MTI will be presented and promoted by Muzak in accordance with this paragraph 2.c. (the "Initial List"). The Initial List shall include Fleming, Affiliated Foods, Associated Wholesale Grocers and Bi-Lo, and the Initial List shall be updated and expanded over the term of this Agreement to include such additional Non-Exclusive Customers as Muzak determines to be appropriate in its reasonable discretion, or that MTI identifies as a prospective advertising customer and which Muzak agrees to add to the Initial List in its reasonable discretion. It is the intention of both MTI and Muzak to have Fleming, Affiliated Foods, Associated Wholesale Grocers and Bi-Lo enter into contracts with MTI which will (upon terms and conditions acceptable to MTI in its sole discretion) provide MTI the exclusive right to sell advertising on said customers' in-store audio networks. Within ninety (90) days following execution of this Agreement, with respect to customers identified on the Initial List, and within ninety (90) days following any additions thereto, with respect to such additions, Muzak shall provide MTI with a written introduction to such customers, and will use commercially reasonable efforts to arrange for meetings or other business contacts with such customers. In addition to the foregoing, and to the extent that the same will not jeopardize in any way Muzak's relationships with its customers (as determined by Muzak in its sole discretion), Muzak and MTI shall cooperate in the solicitation of new in-store audio accounts with a view to maximizing the advertising portion of such accounts. Muzak represents to MTI that it has no agreements or other obligations with third parties for the sale of advertising to any Exclusive or Non-Exclusive Customers which it has not previously disclosed to MTI in writing. Notwithstanding anything to the contrary in this paragraph 2.c., MTI acknowledges that Muzak previously entered into a certain written agreement with Act Radio/News America (now expired) which provided for Act Radio/News America's right to sell advertising to Muzak customers and any obligations arising under such agreement shall not be deemed a violation of Muzak's obligations under this paragraph 2.c.

                  I. Satellite Segment Space. In the event that the satellite segment assumed by Muzak (in accordance with the terms of the Purchase Agreement) becomes insufficient to provide the contractually required volume of advertisements to the Exclusive Customers, and such insufficiency results in Muzak having to acquire additional satellite segment, the parties acknowledge and agree that the allocation of Net Advertising Revenues as between Muzak and MTI for Exclusive Customers (i.e. the 5% remittance only) shall be adjusted equitably to defray a portion of Muzak's additional satellite segment costs. Such an adjustment shall only occur if the insufficiency of satellite segment is caused solely by an increase in the volume of advertising sold by MTI, and for no other reason. The amount of such adjustment, if any, shall be determined in good faith by the mutual written agreement of Muzak and MTI.

                                    e. Kmart Excluded. The parties agree that
                           Kmart Corporation (and its present and future affiliates), to the extent they continue to be serviced by MTI or its successors or assigns, are excluded from the definition of "Exclusive Customers" and "Non-Exclusive Customers," and no advertising payment under Section 2 of this Advertising Agreement shall be due from MTI to Muzak in respect of services rendered to Kmart.

                  I. TERM. The initial term of this Agreement shall be for five
                  (5) years from the date of this Agreement ("Term"). In addition, the parties agree to commence good faith negotiations from and after the fourth anniversary date of this Agreement to extend the Term. Upon the termination of this Agreement, MTI shall have no further obligations of any kind whatsoever under this Agreement and/or liability to Muzak (including any purchaser of Muzak), including, without limitation, for fees paid to Muzak by MTI pursuant to paragraph 2 of this Agreement, except only for such fees which are due and owing on the effective date of such termination.

                      I. NON-COMPETITION OBLIGATIONS AND REMEDIES.

                  I. Non-Competition Obligations. Muzak agrees that it will not, for the five (5) year period from and after the date of this Agreement, in any geographic area where MTI conducts its Advertising Business (as defined below), directly or indirectly, on its own behalf or on behalf of any party it is affiliated in any manner with, compete with MTI's Advertising Business and/or solicit Advertising Business from any advertising customer(s) of MTI. Upon a "Sale of Muzak's Business," as defined hereinbelow, Muzak agrees to require any purchaser of its business to agree in writing to be bound (and, in any event, such purchaser shall be bound) by the foregoing prohibitions, as a condition of the Sale of Muzak's Business. For purposes of this Agreement, the phrase "Sale of Muzak's Business" shall mean a sale of substantially all of Muzak's assets, or the sale of substantially all of Muzak's voting stock to or merger with one or more non-affiliated third-party(ies) which results in Muzak's current owners having less than a controlling ownership interest in Muzak. Muzak agrees to provide MTI with written notice of any and all proposed Sale(s) of Muzak's Business at least thirty (30) days prior to the proposed closing date of such sale(s) and further written notice indicating that a Sale of Muzak's Business was actually consummated (including the date of such completed Sale of Muzak's Business). Without limiting the generality of the foregoing, the parties agree that if a Sale of Muzak's Business (as defined above) shall be consummated while this Agreement is in effect such purchaser: i) shall assume Muzak's obligations under this Agreement; and ii) if Muzak has ceased all of its operations as a separate entity following such sale (or, in lieu of such cessation, the "Sale of Muzak's Business" is structured as a stock sale or merger in which the Muzak entity is the survivor entity and Muzak's current owners have less than a controlling interest in such survivor entity), then the purchaser of Muzak can elect, by delivering written notice of such election to MTI at any time during the 90 day period immediately following the consummation of the Sale of Muzak's Business, to have the non-competition prohibitions described in this paragraph 4.a. only apply to the Exclusive Customers, to Kmart Corporation (and its present and future affiliates), and to those Non-Exclusive Customers with whom MTI has established an advertising arrangement prior to the date of MTI's receipt of such notice of election (which election shall be effective sixty (60) days following MTI's receipt of the notice of election). For purposes of this Agreement, the term "Advertising Business" shall mean the sale or attempted sale of promotional messages to advertisers of their products (including, without limitation, private label products) on the in-store audio networks of any business or other organization. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall be deemed to preclude MTI from selling advertising for use on a customer's in-store video network, from selling other video services related to its advertising business, or from continuing its advertising business with any and all customers and/or prospective customers during and after the five (5) year period referred to in this paragraph 4.a.

                  I. Remedies. Muzak acknowledges that the restrictions set forth in paragraph 4.a. are fair and reasonable, and are reasonably required for the protection of MTI's legitimate business interests. Muzak further acknowledges and agrees that in the event of a breach (or an attempted breach) of paragraph 4.a., MTI's damages will be substantial and difficult, if not impossible, to ascertain, and that MTI will suffer irreparable damage. Accordingly, Muzak hereby consents that in the event of a breach or attempted breach by it, upon application by MTI to a court of competent jurisdiction, such court shall grant MTI injunctive relief, both temporary and permanent, to prevent or restrain such breach or the continuance of such breach, in addition to any other damages otherwise obtainable or available at law. Muzak further agrees that the applicable time period for the prohibitions set forth in paragraph 4.a. shall automatically be extended for a period of time equal to the time that Muzak is in default under this Agreement as determined by a court of competent jurisdiction.

                      I. MISCELLANEOUS. All of the terms and conditions of this
                  Agreement shall be binding upon and inure to the benefit of the heirs, successors, administrators, legal representatives and permitted assigns, as the case may be, of the parties. In the event of a sale of substantially all of the assets or substantially all of the capital voting stock of MTI to a non-affiliated third party, MTI shall have the right to assign MTI's rights and obligations under this Agreement, provided that MTI has obtained from the assignee a written agreement to be bound by all of the terms and conditions of this Agreement and, provided further, that Muzak shall have consented in writing to the assignment, which consent Muzak shall not unreasonably withhold or delay. Except for the foregoing right to assign this Agreement, and except for a Sale of Muzak's Business referred to in paragraph 4.a. of this Agreement, neither party shall have the right to assign any of its rights and/or delegate its obligations under this Agreement. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable in any manner, the remaining provisions of this Agreement shall nonetheless continue in full force and effect without being impaired or invalidated in any way. In addition, if any provision of this Agreement may be modified by a court of competent jurisdiction such that it may be enforced, then that provision shall be so modified and as modified shall be fully enforced. Failure of either party to complain of any act or omission on the part of the other party (no matter how long the same may continue) shall not be deemed to be a waiver by such party of any of its rights under this Agreement. No consent or waiver by any party at any time of any provision of this Agreement shall be deemed a consent to any other action or waiver of any breach of any other provision of this Agreement, or a consent to any future action or later breach of the same or any other provision of this Agreement. Each party acknowledges that they have been advised by the other to seek the advice of their attorney regarding their rights under this Agreement and the effect of entering into this Agreement. After having received the advice of their own attorney, each party hereby represents to the other that they understand the language and the effect of this Agreement and knowingly and voluntarily enter into this Agreement. Each of the parties acknowledges that they and their counsel have reviewed this Agreement and suggested changes to its language. Therefore, any rule of construction that any ambiguity shall be construed against the drafter of this Agreement shall not apply in interpreting the provisions of this Agreement. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one agreement. The signature of any party to any counterpart shall be deemed to be a signature to, and may be appended to, any other counterpart. Telecopied signatures shall be binding as originals. Any notice or communication permitted or required under this Agreement shall be made either by letter (certified mail with a return receipt requested), or by personal delivery, to the other party (if to MTI, attention Lorraine Golden and if to Muzak, attention Brad Bodenman) at their respective addresses set forth above, with a copy, if the notice is to Muzak, to Louisa Barash, Esq., Heller Ehrman White & McAuliffe, 6100 Columbia Center, 701 Fifth Avenue, Seattle, Washington 98104-7098 and, if the notice is to MTI, to Bruce S. Kahn, Esq., Seyburn, Kahn, Ginn, Bess, Deitch and Serlin, P.C., 2000 Town Center, Suite 1500, Southfield, MI

                  48075-1195. Each party agrees to sign and deliver all documents, instruments, certificates and applications which may be deemed reasonably necessary by the other party, to consummate the transactions contemplated by this Agreement. Any dispute between the parties regarding any provision in this Agreement (except for the provisions allowing an aggrieved party equitable relief, disputes over which shall be resolved at the option of the aggrieved party through court litigation and not arbitration) shall be resolved by binding arbitration. Judgment upon the award of the arbitrators may be entered by any court of competent jurisdiction. The parties agree that all actions arising directly or indirectly out of this Agreement (which do not involve a request for equitable relief) shall be arbitrated before the American Arbitration Association in Seattle, Washington according to its rules of commercial arbitration ("Seller's Jurisdiction") if such action is commenced by Muzak, and before the American Arbitration Association in Southfield, Michigan according to its rules of commercial arbitration ("Buyer's Jurisdiction") if such action is commenced by MTI; provided, however, that if the lawsuit seeks injunctive relief, then Muzak or MTI may commence such action in either Buyer's Jurisdiction (the Superior Court of Washington for King County, or the United States District Court for the Western District of Washington, at Seattle) or Seller's Jurisdiction (the Oakland County, Michigan Circuit Court or the United States District Court for the Eastern District of Michigan). The laws/rules of the forum state shall apply in any such action(s), and the parties hereby irrevocably consent to the jurisdiction and venue of those courts/agencies over the parties to this Agreement. Except as provided in this Agreement otherwise, all rights and remedies of either party under this Agreement shall be cumulative and none shall exclude any other rights or remedies permitted by law. This Agreement contains the entire understanding of the parties with respect to its subject matter, and supersedes all prior and contemporaneous agreements, understandings and negotiations. No parol evidence of prior or contemporaneous agreements, understandings or negotiations shall govern or be used to construe or modify this Agreement. No modification or alteration of this Agreement shall be deemed effective unless in writing and signed by the parties.

                  The parties have signed this Agreement on the date set forth above.


                                           "MUZAK"

                                            Muzak Limited Partnership,
                                            a Delaware limited partnership


                                            By:_____________________________

                                            Its: ____________________________


                                            "MTI"

                                            Music Technologies, Inc.,
                                            a Michigan corporation


                                            By:____________________________
                                                    Lorraine Golden
                                            Its:    President






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
                                   EXHIBIT "A"